Exhibit (b)(1)

EXECUTION VERSION

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 1 Columbus Circle New York, New York 10019	UBS AG, STAMFORD BRANCH 600 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, New York 10019	BARCLAYS 745 Seventh Avenue New York, New York 10019

BNP PARIBAS BNP PARIBAS SECURITIES CORP. 787 Seventh Avenue New York, New York 10019	ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281	SOCIÉTÉ GÉNÉRALE 245 Park Avenue New York, New York 10167

GOLDMAN SACHS BANK USA	NATIXIS, NEW YORK BRANCH	JEFFERIES FINANCE LLC
200 West Street	1251 Avenue of the Americas	520 Madison Avenue
New York, NY 10282	New York, NY 10020	New York, New York 10022

APOLLO GLOBAL FUNDING, LLC APOLLO CAPITAL MANAGEMENT, L.P.	BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP	U.S. BANK NATIONAL ASSOCIATION
9 West 57th Street	345 Park Avenue, 31st Floor	Three Bryant Park, 13th Fl.
New York, NY 10019	New York, New York 10154	New York, NY 10036

CONFIDENTIAL

March 5, 2022

Camelot Return Merger Sub, Inc.

c/o Clayton, Dubilier & Rice

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Michael G. Babiarz

Project Camelot
Commitment Letter

Ladies and Gentlemen:

You have advised us that Camelot Return Holdings, LLC, a newly formed Delaware limited liability company (“TopCo”), Camelot Return Intermediate Holdings, LLC, a newly formed Delaware limited liability company and a wholly-owned subsidiary of TopCo (“Holdings”) and Camelot Return Merger Sub, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of Holdings (“AcquisitionCo” or “you”), each a company formed at the direction of Clayton, Dubilier & Rice, LLC (“CD&R” and, together with its affiliates, the “Sponsor”), intend to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of the entity previously identified to us by you as “Camelot” (the “Company”) pursuant to the Acquisition Agreements (as defined in Exhibit A hereto). You have further advised Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY and DBCI, “DB”), UBS AG, Stamford Branch (“UBS AG”), UBS Securities LLC (“UBSS” and, together with UBS AG, “UBS”), Barclays Bank PLC (“Barclays”), BNP Paribas (“BNP”), BNP Paribas Securities Corp. (“BNPPSC” and, together with BNP, “BNP Paribas”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets1 (“RBCCM” and, together with Royal Bank, “RBC”), Société Générale (“SG”), Goldman Sachs Bank USA (“GS”), Natixis, New York Branch (“Natixis”), Jefferies Finance LLC (“Jefferies”), Apollo Global Funding, LLC (“AGF”), Apollo Capital Management, L.P., on behalf of one or more funds, accounts, or other clients managed by it or its affiliates (“ACM” and, together with AGF, “Apollo”), U.S. Bank National Association (“U.S. Bank” and, together with DB, UBS, Barclays, BNP Paribas, RBC, SG, GS, Natixis, Jefferies, Apollo and any Additional Committing Lenders (as defined below), the “Syndicating Committed Lenders”) and Blackstone Alternative Credit Advisors LP (“Blackstone” and, together with the Syndicating Committed Lenders, the “Committed Lenders”, “we” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Term Sheet”) and Exhibit C (the “Incremental ABL Term Sheet”; together with the Bridge Term Sheet, the “Term Sheets”) and the Summary of Additional Conditions attached hereto as Exhibit D (the “Summary of Additional Conditions”; together with this commitment letter, the Transaction Description and the Term Sheets, collectively, the “Commitment Letter”).

[1]	RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

2

You have further advised each of the Committed Lenders that, in connection therewith, it is intended that the financing for the Transactions will include (x) any of (i) up to $950.0 million in aggregate principal amount of senior secured notes, subject to increase to fund any original issue discount in the issue price of such notes (the “Secured Notes”) in a Rule 144A private placement, (ii) if all or any portion of the Secured Notes are not issued on or prior to the Closing Date (as defined below), up to $950.0 million (less the amount of cash proceeds received from the issuance of Secured Notes on or prior to the Closing Date, and plus, at AcquisitionCo’s option pursuant to the terms of the Bridge Term Sheet, the amount of any Bridge Loan OID Increase (as defined in Exhibit B hereto)) of senior secured increasing rate bridge loans (the “Bridge Loans”) under the senior secured credit facility (the “Bridge Facility”) described in the Bridge Term Sheet or (iii) a combination of Secured Notes and Bridge Loans and (y) the incremental senior secured asset-based revolving credit facility described in the Incremental ABL Term Sheet, in an aggregate principal amount of up to $239.0 million (the “Incremental ABL Facility”), to be documented as Supplemental Commitments under and as defined in the Existing ABL Credit Agreement (as defined below) to be added to the U.S. Facility Commitments (as defined in the Existing ABL Credit Agreement) and the Canadian Facility Commitments (as defined in the Existing ABL Credit Agreement) on a pro rata basis. The Bridge Facility and the Incremental ABL Facility are each individually referred to herein as a “Facility” and collectively referred to herein as the “Facilities”. As used herein, the term “Closing Date” shall mean the date on which the Company Shares Acquisition closes with the proceeds of, among other things, the Bridge Loans and/or Secured Notes issued in a Rule 144A private placement arranged by the Investment Banks (as defined in Exhibit D hereto). For all purposes hereunder, (i) the term “Existing Cash Flow Credit Agreement” shall mean that certain Cash Flow Credit Agreement, dated as of April 12, 2018 (as amended, supplemented, waived or otherwise modified from time to time), among the Company, as borrower, the several banks and other financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “Cash Flow Agent”), (ii) the term “Existing ABL Credit Agreement” shall mean that certain ABL Credit Agreement, dated as of April 12, 2018 (as amended, supplemented, waived or otherwise modified from time to time), among the Company, as parent borrower, the U.S. subsidiary borrowers from time to time party thereto, the Canadian borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto and UBS AG, Stamford Branch, as administrative agent and collateral agent (in such capacities, the “ABL Agent”), and (iii) the term “Existing Indenture” shall mean that certain Indenture, dated as of April 12, 2018 (as amended, supplemented, waived or otherwise modified from time to time), among the Company, as issuer, the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.

In addition, you have further advised each of the Committed Lenders that, in connection therewith, it is intended that the financing for the Transactions may, at TopCo’s option, also include any of (i) up to $725.0 million in aggregate principal amount of senior unsecured PIK notes, subject to increase to fund any original issue discount in the issue price of such notes (the “Holdco PIK Notes”) in a Rule 144A private placement, as described in the Holdco Commitment Letter (as defined below), (ii) if all or any portion of the Holdco PIK Notes are not issued on or prior to the Closing Date, up to $725.0 million (less the amount of cash proceeds received from the issuance of Holdco PIK Notes on or prior to the Closing Date, and plus, at TopCo’s option pursuant to the terms of the Holdco Commitment Letter, the amount of any Holdco PIK Bridge Loan OID Increase (as defined in the Holdco Commitment Letter)) of senior unsecured increasing rate PIK bridge loans (the “Holdco PIK Bridge Loans”) under the senior unsecured PIK credit facility (the “Holdco PIK Bridge Facility”) described in the Holdco Commitment Letter or (iii) a combination of Holdco PIK Notes and Holdco PIK Bridge Loans. For all purposes hereunder, the term “Holdco Commitment Letter” shall mean that certain Commitment Letter, dated as of March 5, 2022 (as amended, supplemented, waived or otherwise modified from time to time), among TopCo and DBCI, DBSI, UBS, Barclays, BNP Paribas, RBC, SG, GS, Natixis, Jefferies and Arawak X, L.P.

3

In connection with the foregoing, (x) each of DBCI, UBS AG, Barclays, BNP, Royal Bank, SG, GS, Natixis, Jefferies, ACM and Blackstone is pleased to advise you of its several, but not joint, commitment to provide 17%, 17%, 10%, 10%, 10%, 10%, 5%, 5%, 4.1%, 5.95% and 5.95%, respectively, of the Bridge Facility (including, without limitation, any Bridge Loan OID Increase) and each of UBS AG, DBNY, Barclays, BNP, Royal Bank, SG, GS, Natixis, Jefferies and U.S. Bank is pleased to advise you of its, several, but not joint, commitment to provide 17%, 17%, 10%, 10%, 10%, 10%, 5%, 5%, 4.1% and 11.9%, respectively, of the Incremental ABL Facility, (y) each of UBS AG, DBNY, Barclays, BNP, Royal Bank, SG, GS, Natixis, Jefferies and U.S. Bank is pleased to advise you of its commitment to consent to the ABL Amendments (as defined in Exhibit C hereto) and (z) DBNY, UBS AG, Barclays, Royal Bank, SG, Natixis and Jefferies is pleased to advise you of its commitment to consent to the Cash Flow Revolver Maturity Amendment (as defined in Annex I hereto), in each case, subject only to the conditions set forth in the second sentence of the Funding Conditions Provision (as defined below), in the Summary of Additional Conditions and, as applicable, (solely in the case of the Bridge Facility) under the heading “Conditions to Bridge Loans” in the Bridge Term Sheet and (solely in the case of the Incremental ABL Facility) under the heading “Conditions Precedent to Initial Extensions of Credit” in the Incremental ABL Facility Term Sheet.

It is agreed that:

(i)            each of DBSI, UBSS, Barclays, BNPPSC, RBCCM, SG, GS, Natixis, Jefferies and AGF will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacity, the “Lead Bridge Arrangers”), and

(ii)            each of UBSS, DBSI, Barclays, BNPPSC, RBCCM, SG, GS, Natixis, Jefferies and U.S. Bank will act as joint lead arrangers and joint bookrunners for the Incremental ABL Facility (in such capacity, the “Lead Incremental ABL Facility Arrangers”; together with the Lead Bridge Arrangers, the “Lead Arrangers”);

provided, however, that (i) DBSI and UBSS (the “Co-Lead Left Bridge Arrangers”) shall have co-“left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility and shall hold the leading roles, rights and responsibilities conventionally associated with such co-“left” placement, including maintaining joint possession of “physical books” in respect of the Bridge Facility, and DBSI shall appear to the “left” and UBSS shall appear immediately to the “right” of DBSI in such materials and other documentation and (ii) UBSS (the “Lead Left Incremental ABL Facility Arranger”; together with the Co-Lead Left Bridge Arrangers, the “Lead Left Arrangers”) shall have “left” placement in any and all marketing materials or other documentation used in connection with the Incremental ABL Facility and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Incremental ABL Facility.

You may, on or prior to the date that is 20 business days after the date of this Commitment Letter, appoint additional agents, co-agents, lead arrangers, co-“lead left” arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Committing Lender”) or confer other titles in respect of any Facility in a manner and with economics determined by you in consultation with the Lead Arrangers party hereto as of the date hereof (it being understood that, to the extent you appoint Additional Committing Lenders or confer other titles in respect of any Facility, (x) each such Additional Committing Lender will assume a portion of the commitments of each Facility on a pro rata basis (and the commitments of the Committed Lenders party hereto as of the date hereof with respect to such portion will be reduced ratably) and (y) the economics allocated to the Committed Lenders party hereto as of the date hereof in respect of the relevant Facilities will be reduced ratably by the amount of the economics allocated to such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Committed Lender” hereunder and under the Fee Letter (as defined below)); provided that (i) fees will be allocated to each such appointed entity on a pro rata basis in respect of the commitments it is assuming or on such other basis as you and the Lead Arrangers party hereto as of the date hereof may agree and (ii) in no event shall the Lead Arrangers party hereto as of the date hereof be entitled to less than 85.0% of the economics of the relevant Facility. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter and other than in connection with any additional appointments referred to above) will be paid to any Lender in connection with the Facilities unless you and the Lead Left Arrangers in respect of the applicable Facility so agree; provided that such additional compensation may not be paid to such Lead Left Arranger or any of its affiliates without the consent of the other Committed Lenders.

4

The Syndicating Committed Lenders reserve the right, prior to or after the execution of definitive documentation for the Facilities (which we agree will be initially drafted by your counsel), to syndicate all or a portion of the Syndicating Committed Lenders’ commitments hereunder to a group of financial institutions (together with the Committed Lenders, the “Lenders”) identified by the Syndicating Committed Lenders in consultation with you and reasonably acceptable to them and you (in the case of the Bridge Facility, such consent not to be unreasonably withheld, and in the case of the Incremental ABL Facility, such consent not to be unreasonably withheld for an assignment to an Approved Commercial Bank (as defined in the Existing ABL Credit Agreement)), it being understood that the Syndicating Committed Lenders will not syndicate to (x) in the case of the Bridge Facility, those persons identified by you or the Sponsor in writing to the Syndicating Committed Lenders (or to their affiliates so designated in writing) on or prior to the date hereof or to any competitors of the Company or its subsidiaries or to any affiliates of such competitors, or to any person whose principal investment strategy is investing in distressed debt or the pursuance of loan-to own strategies that is identified from time to time in writing by the Borrower or the Sponsor to the Bridge Administrative Agent (as defined in Exhibit B hereto) and (y) in the case of the Incremental ABL Facility, any Disqualified Lender (as defined in the Existing ABL Credit Agreement) (such persons described in the foregoing clauses (x) and (y), collectively, the Disqualified Institutions”) (provided that, on or after the Closing Date, the Borrower (as defined in Exhibit B hereto) may designate additional entities with the consent of the Bridge Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)); provided that, notwithstanding each Syndicating Committed Lender’s right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that any syndication, assignment or receipt of commitments in respect of all or any portion of a Syndicating Committed Lender’s commitments hereunder prior to the initial funding under the Facilities and/or the placement and issuance of the Secured Notes issued in a Rule 144A private placement arranged by the Investment Banks shall not be a condition to such Syndicating Committed Lender’s commitments nor reduce such Syndicating Committed Lender’s commitments hereunder with respect to any of the Facilities (provided, however, that, notwithstanding the foregoing, assignments of a Syndicating Committed Lender’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted) and, unless you otherwise agree in writing, each Syndicating Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Syndicating Committed Lenders’ commitments hereunder are not subject to or conditioned on the syndication of the Facilities or the placement of the Secured Notes. The Syndicating Committed Lenders intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the second preceding sentence). You agree actively to assist the Syndicating Committed Lenders (and to use your commercially reasonable efforts to cause the Sponsor and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreements, the Company to actively assist the Syndicating Committed Lenders) in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall be limited to, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date, your using commercially reasonable efforts to (a) ensure that any syndication efforts benefit from the existing lending and investment banking relationships of you, the Sponsor and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreements, the Company, (b) facilitate direct contact between appropriate members of senior management, representatives and advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreements, to provide contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) assist, and your using commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreements, to cause the Company to assist, in the preparation of a customary lender presentation for the Bridge Facility (the “Lender Presentation”) and other customary and reasonably available bridge marketing materials to be used in connection with the syndication (all of which shall be in form substantially similar to lender presentations and bridge marketing materials prepared by companies sponsored by the Sponsor) and your using commercially reasonable efforts to provide such Lender Presentation (other than the portions thereof customarily provided by financing arrangers, and limited, in the case of information relating to the Company and its subsidiaries, to the financial information required to be delivered pursuant to paragraph 5 of the Summary of Additional Conditions, assuming the Closing Date were the last day of the 15 consecutive business day period) to the Syndicating Committed Lenders no less than 15 consecutive business days prior to the Closing Date (or such shorter period ending upon the issuance of the Secured Notes or otherwise reasonably acceptable to the Lead Arrangers) (provided that (i) if such 15 consecutive business day period shall not have ended on or prior to August 19, 2022, then such 15 consecutive business day period shall not commence prior to September 6, 2022 and (ii) November 25, 2022 shall not constitute a business day for purposes of calculating such 15 consecutive business day period), (d) prior to the launch of syndication, using your commercially reasonable efforts to procure or confirm a public corporate credit rating and a public corporate family rating (but in each case, no specific rating) in respect of the Borrower from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and procure a public rating (but no specific rating) for the Secured Notes from each of S&P and Moody’s, (e) host, with the Syndicating Committed Lenders, no more than one meeting or lender call to be mutually agreed upon of prospective Lenders at a time and location to be mutually agreed upon (it being understood that any such meeting may take place via videoconference or web conference), (f) to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreements, cause the Company to provide access and otherwise assist in permitting the Lead Left Incremental ABL Facility Arranger and its representatives to complete customary field examinations and appraisals relating to the receivables and inventory constituting a part of the borrowing base for the Incremental ABL Facility; provided that the Lead Left Incremental ABL Facility Arranger shall promptly share any such completed field examinations and inventory appraisals with you; and (g) to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreements, ensure that there shall be no competing issues of debt securities or syndicated credit facilities of Holdings, AcquisitionCo, the Company or any of their respective subsidiaries being offered, placed or arranged (other than (w) the Holdco PIK Bridge Loans and the Holdco PIK Notes (including any Holdco PIK Securities (as defined in the Fee Letter (as defined in the Holdco Commitment Letter))), (x) the Secured Notes (including any Securities (as defined in the Fee Letter)), (y) prior to the Closing Date, any indebtedness permitted to be incurred under the Existing Cash Flow Credit Agreement or the Existing ABL Credit Agreement (other than any Incremental Indebtedness (as defined in the Existing Cash Flow Credit Agreement) (other than any Incremental Revolving Commitments or Supplemental Revolving Commitments (each as defined in the Existing Cash Flow Credit Agreement)), including any in-lieu indebtedness in respect thereof, and any other indebtedness incurred pursuant to a ratio incurrence test under the Existing Cash Flow Credit Agreement (other than the Bridge Facility and the Secured Notes (including any Securities))) and any replacements, extensions and renewals of existing indebtedness that matures prior to the date that is 60 days following the Expiration Date (as defined below), short-term working capital facilities, capital leases, purchase money indebtedness and equipment financings, in each case, entered into in the ordinary course of business, other indebtedness to be mutually agreed and any other indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreements and (z) following the Closing Date, any indebtedness permitted to be incurred under the Facilities Documentation, the Facility Documentation (as defined in the Holdco Commitment Letter), the Existing Cash Flow Credit Agreement or the Existing ABL Credit Agreement (in each case, as amended by the Facilities Documentation (as defined below)) (other than any Incremental Indebtedness (as defined in the Existing Cash Flow Credit Agreement) (other than any Incremental Revolving Commitments or Supplemental Revolving Commitments (each as defined in the Existing Cash Flow Credit Agreement)), including any in-lieu indebtedness in respect thereof, and any other indebtedness incurred pursuant to a ratio incurrence test under the Existing Cash Flow Credit Agreement (other than the Bridge Facility and the Secured Notes (including any Securities)))) if the offering, placement or arrangement of such debt securities or syndicated credit facilities would have, in the reasonable judgment of Lead Arrangers holding at least a majority of the commitments hereunder, a detrimental effect upon the primary syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information (x) to the extent that the provision thereof could reasonably be expected to violate any attorney-client privilege, law, rule or regulation or any fiduciary duty or obligation of confidentiality (not created in contemplation hereof) binding upon, or waive any privilege that may be asserted by, you, the Sponsor, the Company or your or their respective affiliates (provided that in the case of any confidentiality obligation binding on you or your affiliates, you shall use commercially reasonable efforts to notify us, to the extent feasible, if any such information that we have specifically identified and requested is being withheld as a result of any such obligation of confidentiality and shall use commercially reasonable efforts to disclose such information in a manner that does not breach such confidentiality obligations or such attorney-client privilege) or (y) that consists of trade secrets, customer-specific data or competitively sensitive information of the Company or its subsidiaries that is not required to be provided pursuant to the Acquisition Agreements. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that none of the foregoing obligations set forth in this paragraph, including, without limitation, the commencement or completion of the syndication of the Facilities, the placement of the Secured Notes or the obtaining of ratings or your compliance with your obligations to assist with syndication efforts as set forth herein shall constitute a condition to the availability of the Facilities on the Closing Date or at any time thereafter.

5

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to provide (and to use commercially reasonable efforts to cause the Sponsor and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreements, the Company to provide) to the Syndicating Committed Lenders all customary and reasonably available information with respect to you, the Sponsor, the Company and its subsidiaries and the Transactions, including all financial information and projections (such projections, together with any financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Syndicating Committed Lenders may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. You hereby represent and warrant that (with respect to information relating to the Company and its subsidiaries and their respective businesses to your knowledge), (a) all written information and written data of the Company and its subsidiaries and their respective businesses other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Syndicating Committed Lenders by or on behalf of you or any of your representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections in the Lender Presentation have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time delivered by you based on information provided by you, the Sponsor, the Company and your and their respective representatives; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and are not a guarantee of performance. You agree that if, at any time prior to the Closing Date and, thereafter, until the earlier to occur of (i) a Successful Syndication and (ii) 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Company and its subsidiaries and their respective businesses) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to your knowledge with respect to information relating to the Company and its subsidiaries and their respective businesses) in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. In arranging and syndicating the Facilities, the Syndicating Committed Lenders will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation or warranty under this paragraph, any supplement thereto, or the accuracy of any such representation or warranty shall constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date.

6

Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Committed Lenders or the Lead Arrangers in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraph 5 of the Summary of Additional Conditions.

You hereby acknowledge that (a) the Syndicating Committed Lenders will make available on a confidential basis Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online, Debtdomain or similar electronic means to be used in connection with the syndication of each Facility and (b) certain of the Lenders (each, a “Public Lender”) may wish to receive only information and documentation that (i) is publicly available (or could be derived from publicly available information), (ii) is not material with respect to you, the Company or your or its respective subsidiaries or securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you were a public reporting company (in each case, as determined by you in good faith, which determination shall be conclusive) (collectively, the “Public Side Information”). If reasonably requested by the Syndicating Committed Lenders, you will use commercially reasonable efforts to assist the Syndicating Committed Lenders, and will use commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreements, to cause the Company to assist the Syndicating Committed Lenders, in preparing a customary additional version of the Lender Presentation to be used by Public Lenders. The information to be included in the additional version of the Lender Presentation will contain only Public Side Information. You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”, which, at the minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers (subject to the confidentiality and other provisions of this Commitment Letter) to treat such materials as information that is Public Side Information (it being understood that you shall not be under any obligation to mark any particular portion of the Information as “PUBLIC”). You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (each, a “Private Lender”): (a) the Term Sheets; (b) drafts and final definitive documentation with respect to the Facilities (excluding, if applicable, any specifically identified schedules thereof); (c) administrative materials prepared by the Syndicating Committed Lenders for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Facilities. If you advise the Syndicating Committed Lenders that any of the foregoing items should be distributed only to Private Lenders, then none of the Lead Arrangers and the Syndicating Committed Lenders will distribute such materials to Public Lenders without your consent.

7

As consideration for the commitments of the Committed Lenders hereunder and their agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated as of the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

The commitments of the Committed Lenders hereunder and their agreement to perform the services described herein and the initial funding under the Facilities on the Closing Date are subject solely to the conditions set forth in the next sentence of this paragraph, in the Summary of Additional Conditions and, as applicable, (solely in the case of the Bridge Facility) under the heading “Conditions to Bridge Loans” in the Bridge Term Sheet and (solely in the case of the Incremental ABL Facility) under the heading “Conditions Precedent to Initial Extensions of Credit” in the Incremental ABL Term Sheet. In addition to the immediately preceding sentence, the commitments of the Committed Lenders hereunder and the initial funding under the Facilities on the Closing Date are subject solely to the execution (as applicable) and delivery by the Borrower, the Guarantors (as defined in the Existing Cash Flow Credit Agreement) and the officers thereof, as the case may be, of definitive Bridge Loan Documentation (as defined in Exhibit B hereto), Incremental ABL Facility Documentation (as defined in Exhibit C hereto) and Cash Flow Revolver Amendment Documentation (as defined in Annex I hereto), as applicable (collectively, the “Facilities Documentation”), customary closing certificates (including customary evidences of authority, charter documents and customary officers’ incumbency certificates), customary lien searches reasonably requested by the Bridge Administrative Agent at least 30 days prior to the Closing Date and customary legal opinions with respect to the Facilities, in each case consistent with this Commitment Letter and the Fee Letter; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties relating to the Company and its subsidiaries made by the Company in the Company Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you (and any of your affiliates that is a party to the Company Acquisition Agreement) have the right to terminate your (and their) obligations under the Company Acquisition Agreement pursuant to Section 8.1(e) of the Company Acquisition Agreement (or otherwise decline to consummate the Company Shares Acquisition pursuant to Section 7.2(a) of the Company Acquisition Agreement), in each case, without liability to any of you, the Sponsor or any of your or its affiliates as a result of a breach of such representations and warranties in such agreement (the “Company Representations”), (ii) the terms of the Facilities Documentation shall be in a form such that (a) they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this sentence, in the Summary of Additional Conditions and, as applicable, (solely in the case of the Bridge Facility) under the heading “Conditions to Bridge Loans” in the Bridge Term Sheet and (solely in the case of the Incremental ABL Facility) under the heading “Conditions Precedent to Initial Extensions of Credit” in the Incremental ABL Term Sheet are satisfied or waived and (b) without limiting the terms set forth or referred to herein or in the applicable Term Sheets, they do not conflict with, violate or result in a breach or default under the Existing Cash Flow Credit Agreement, the Existing ABL Credit Agreement or the Existing Indenture and (iii) to the extent any lien search, insurance certificate and/or Collateral (as defined in the Existing Cash Flow Credit Agreement) or any security interest therein (other than (x) the pledge and perfection of security interests in the pledged certificated stock of wholly-owned U.S.- organized entities (including the delivery of such share certificates (if any)) to the extent required under the Bridge Term Sheet; provided that stock certificates, if any, of the Company and its subsidiaries will only be required to be delivered on the Closing Date to the extent received by you from the Company so long as you have used commercially reasonable and safe efforts to obtain them on the Closing Date and (y) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such lien search, insurance certificate and/or Collateral (and perfection of security interests therein) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered and perfected after the Closing Date (1) in the case of any lien search or insurance certificate or any Collateral which is delivered and perfected under the Existing Cash Flow Credit Agreement as of the Closing Date, within 180 days after the Closing Date pursuant to arrangements to be mutually agreed and (2) in the case of any Collateral which is not delivered and/or perfected under the Existing Cash Flow Credit Agreement as of the Closing Date, in accordance with Subsection 7.9 of the Existing Cash Flow Credit Agreement. For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower in the Facilities Documentation and set forth in the Term Sheets relating to: corporate or other organizational existence; power and authority related to entry into and performance of the Facilities Documentation; the due authorization, execution, delivery and enforceability of the Facilities Documentation; the incurrence of the loans, the provision of guarantees and the granting of security interests, as applicable, contemplated herein not violating the constitutional documents of the Borrower and, to the extent applicable, the Guarantors; solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency definition set forth in Exhibit H to the Existing Cash Flow Credit Agreement); creation, validity and perfection of security interests in the collateral to be perfected on the Closing Date solely with respect to the Bridge Facility (subject to the foregoing provisions of this paragraph relating to Collateral); U.S. Federal Reserve margin regulations; the use of loan proceeds not violating the PATRIOT Act; and the U.S. Investment Company Act. There shall be no conditions (implied or otherwise) to the commitments of the Committed Lenders hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Facilities Documentation, other than those expressly stated to be conditions to the initial funding or effectiveness of the commitments under the Facilities on the Closing Date in the second sentence of this paragraph, in the Summary of Additional Conditions and, as applicable, (solely in the case of the Bridge Facility) under the heading “Conditions to Bridge Loans” in the Bridge Term Sheet and (solely in the case of the Incremental ABL Facility) under the heading “Conditions Precedent to Initial Extensions of Credit” in the Incremental ABL Facility Term Sheet. Without limiting the conditions precedent provided herein to funding the consummation of the Company Shares Acquisition with the proceeds of the Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Company Acquisition Agreement. This paragraph is referred to as the “Funding Conditions Provision”.

8

You agree (a) to indemnify and hold harmless the Bridge Administrative Agent, the Lead Arrangers, each of the Committed Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing, but excluding (x) any of the foregoing in its capacity, if applicable, as financial advisor to the Company or any of its direct or indirect equity holders or affiliates in connection with the Transactions (each, a “Sell-Side Advisor”) and any Related Person (as defined below) of such Sell-Side Advisor in such capacity, (y) any of the foregoing in its capacity, if applicable, as a Private Equity Affiliate (as defined below) in connection with the Transactions and any Related Person of such Private Equity Affiliate in such capacity and (z) any Investor (as defined in Exhibit A hereto) in its capacity as such and any Related Person of such Investor in such capacity (each, other than such excluded parties, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable, documented and invoiced out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final non-appealable decision), (iii) arising out of, or in connection with, any Proceeding that does not arise from an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than any Proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under any of the Facilities or (iv) to the extent they have resulted from any agreement governing any settlement that is effected without your prior written consent (which consent shall not be unreasonably withheld) and (b) to reimburse the Committed Lenders from time to time, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (including, but not limited to, expenses of the Committed Lenders’ due diligence investigation, field examinations and appraisals (and with respect to third- party diligence expenses, to the extent any such expenses have been previously approved by you, such approval not to be unreasonably withheld), syndication expenses and reasonable, documented and invoiced fees, disbursements and other charges of counsel to the Bridge Administrative Agent and the Lead Left Incremental ABL Facility Arranger identified in the Term Sheets and, for the avoidance of doubt, not of counsel to any other Committed Lender or Lead Arranger individually and of a single local counsel to the Bridge Administrative Agent and the Lead Left Incremental ABL Facility Arranger in each relevant material jurisdiction, except allocated costs of in-house counsel), in each case incurred by the Committed Lenders in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person or any other party hereto (or their respective affiliates and representatives) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, SyndTrak Online or Debtdomain), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person or such other party, affiliate or representative (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (ii) none of you, the Sponsor, any Investor, the Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or their activities related to the Facilities or this Commitment Letter; provided that nothing contained in this clause (ii) shall limit your indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. For purposes hereof, a “Related Person” of an Indemnified Person (or any Sell-Side Advisor, Private Equity Affiliate or Investor) means, if such Indemnified Person (or such Sell-Side Advisor, Private Equity Affiliate or Investor) is the Bridge Administrative Agent, a Lead Arranger or a Committed Lender or any of its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors, any of the Bridge Administrative Agent, such Lead Arranger or such Committed Lender and its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors.

9

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any of your successors and assigns and the Indemnified Persons (and not of any other person).

You acknowledge that the Committed Lenders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Committed Lenders nor any of their affiliates will use confidential information obtained from or on behalf of you, the Sponsor or the Company by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Committed Lenders nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Committed Lenders nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

Each of the parties hereto acknowledges that DBSI, UBSS, Barclays, BNPPSC, RBCCM, SG, GS, Natixis and Jefferies have been retained by you (or one of your affiliates) as financial advisors (in such capacity, the “Buy-Side Financial Advisors”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisors, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other.

As you know, each Syndicating Committed Lender, together with its affiliates, is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, research, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Syndicating Committed Lenders and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Sponsor, the Company and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Syndicating Committed Lender and its affiliates may also co-invest with, make direct investments in and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Sponsor, the Company or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

10

The Committed Lenders and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Committed Lenders will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Committed Lenders or any of their respective affiliates and you, the Sponsor and the Company, your and their respective equity holders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter and the Fee Letter. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Committed Lenders and their respective affiliates, on the one hand, and you and the Sponsor, on the other, (ii) in connection therewith and with the process leading to such transactions, each Committed Lender and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Sponsor, your and its management, equity holders, creditors or any other person, (iii) the Committed Lenders and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Committed Lenders or any of their respective affiliates have advised or are currently advising you, the Sponsor or the Company on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Committed Lenders and their affiliates do not provide tax, accounting or legal advice. You hereby waive and release any claims that you may have against the Committed Lenders (in their capacity as such) and their applicable affiliates (as the case may be) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Commitment Letter. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any Sell-Side Advisor, or any financial advisor separately retained by you, the Sponsor, the Company or any of your or their respective affiliates in connection with the Transactions, in its capacity as such.

11

This Commitment Letter and the commitments hereunder shall not be assignable by you (other than to the Borrower, the Company or to one or more other entities established in connection with the Transactions organized in the United States and controlled by the Sponsor, with all obligations and liabilities of AcquisitionCo hereunder being assumed by the Borrower, the Company or such other entity or entities upon the effectiveness of such assignment) without the prior written consent (which may be through electronic means) of the Committed Lenders, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and the Sponsor and the Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Sponsor and the Indemnified Persons) and are not intended to create a fiduciary relationship among the parties hereto. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement, determination or consultation by you (or any Borrower or Issuer referred to in any Term Sheet) on or prior to the Closing Date, shall also be construed as providing for, requiring or otherwise contemplating consent, approval, agreement, determination or consultation by the Sponsor (unless the Sponsor otherwise notifies the parties hereto). This Commitment Letter and the commitments hereunder shall not be assignable by any Committed Lender without the prior written consent of AcquisitionCo, except in accordance with the 7th paragraph of this Commitment Letter or pursuant to the next sentence. Any and all obligations of, and services to be provided by, the Committed Lenders hereunder (including, without limitation, their commitments) may be performed and any and all rights of the Committed Lenders hereunder may be exercised by or through any of their affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate (other than assignments among GS and Goldman Sachs Lending Partners LLC) will not relieve the Committed Lenders from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Committed Lenders and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission, e-mail or other electronic transmission (e.g., a “pdf”, “tiff” or DocuSign) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

12

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter for the purpose of executing and delivering the Facilities Documentation substantially simultaneously with the closing of the Company Shares Acquisition, it being acknowledged and agreed that the funding of the Facilities is subject to the applicable conditions precedent set forth in the second sentence of the Funding Conditions Provision and in Exhibit D of the Commitment Letter and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (A) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE COMPANY OR ANY OF ITS SUBSIDIARIES IN THE COMPANY ACQUISITION AGREEMENT HAVE BEEN BREACHED, (B) WHETHER YOU (AND ANY OF YOUR AFFILIATES THAT IS A PARTY TO THE COMPANY ACQUISITION AGREEMENT) CAN TERMINATE YOUR (AND THEIR) OBLIGATIONS UNDER THE COMPANY ACQUISITION AGREEMENT PURSUANT TO SECTION 8.1(E) OF THE COMPANY ACQUISITION AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE COMPANY SHARES ACQUISITION PURSUANT TO SECTION 7.2(A) OF THE COMPANY ACQUISITION AGREEMENT), IN EACH CASE, WITHOUT LIABILITY TO ANY OF YOU, THE SPONSOR OR ANY OF YOUR OR ITS AFFILIATES, (C) WHETHER A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE COMPANY ACQUISITION AGREEMENT) HAS OCCURRED, AND (D) WHETHER THE COMPANY SHARES ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE COMPANY ACQUISITION AGREEMENT, SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS (AS DEFINED IN THE COMPANY ACQUISITION AGREEMENT) OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS (AS DEFINED IN THE COMPANY ACQUISITION AGREEMENT) OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

13

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby, and agrees that, to the extent permitted by law, all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, in each case, located in the Borough of Manhattan.

14

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor, the Investors (including any potential co-investors) and to your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Committed Lenders consent to such proposed disclosure (such consent not to be unreasonably withheld, conditioned or delayed), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case, you agree, to the extent practicable and not prohibited by law, to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law) or (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter; provided that (i) you may disclose this Commitment Letter and the contents hereof to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof (x) in any proxy or other public filing relating to the Transactions, (y) in the Lender Presentation and in any prospectus or other offering memorandum relating to the Secured Notes, in each case under this clause (y) in a manner to be mutually agreed upon, and (z) in the Lender Presentation (as defined in the Holdco Commitment Letter, the “Holdco Lender Presentation”) and in any prospectus or other offering memorandum relating to the Holdco PIK Notes, (iii) you may disclose this Commitment Letter and the contents hereof to any Lender (as defined in the Holdco Commitment Letter, the “Holdco Lenders”), potential lenders and other debt holders (including any prospective Additional Committing Lender, any Sponsor Relationship Lender (as defined in the Fee Letter) and any prospective Additional Committing Lender (as defined in the Holdco Commitment Letter)), and potential equity investors and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to- know basis and to rating agencies in connection with obtaining or confirming ratings for the Borrower, the Facilities, the Secured Notes, TopCo, the Holdco PIK Bridge Facility and the Holdco PIK Notes, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing, in the Lender Presentation or any prospectus or other offering memorandum relating to the Secured Notes, and in the Holdco Lender Presentation or any prospectus or other offering memorandum relating to the Holdco PIK Notes, (v) to the extent portions thereof have been redacted in a customary manner (including, without limitation, redaction of fee amounts), you may disclose the Fee Letter and the contents thereof to any Holdco Lender and the Company and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (vi) you may disclose the Fee Letter and the contents thereof to any Committed Lender (as defined in the Holdco Commitment Letter), prospective Additional Committing Lender (as defined in the Holdco Commitment Letter), prospective Additional Committing Lender or prospective equity investor and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and (vii) you may disclose this Commitment Letter and the contents hereof to the lenders and agents under the Existing ABL Credit Agreement, the agents under the Existing Cash Flow Credit Agreement and the trustees and agents under the Existing Indenture and their respective officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis. The obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the Facilities Documentation for the Facilities shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary hereof.

15

The Committed Lenders and their affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection herewith solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Committed Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Committed Lender, to the extent not prohibited by applicable law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority or self- regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self- regulatory authority having jurisdiction over such Committed Lender or any of its affiliates (in which case such Committed Lender, to the extent practicable and not prohibited by law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (c) to the extent that such information is or becomes publicly available other than by reason of disclosure by any of the Committed Lenders or any of their affiliates or any of the Committed Lenders’ and such affiliates’ respective officers, directors, employees, attorneys, accountants, advisors and other representatives in violation of any confidentiality obligations owing to you, the Sponsor, any Investor, the Company or any of your or their respective subsidiaries (including those obligations set forth in this paragraph), (d) to the extent that such information is received by such Committed Lender or its affiliates (other than Excluded Affiliates (as defined below)) from a third party that is not, to such Committed Lender’s or its affiliates’ knowledge, subject to confidentiality obligations owing to you, the Sponsor, any Investor, the Company or any of your or their respective subsidiaries, (e) to the extent that such information was already in such Committed Lender’s or its affiliates’ (other than Excluded Affiliates) possession on a non-confidential basis without a duty of confidentiality owing to you, the Sponsor, any Investor, the Company or any of your or their respective affiliates being violated, or is independently developed by such Committed Lender or its affiliates (other than Excluded Affiliates), (f) to such Committed Lender’s affiliates (other than Excluded Affiliates) and such Committed Lender’s and such affiliates’ respective trustees, officers, directors, employees, attorneys, accountants, advisors and other representatives (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (provided, that such Committed Lender shall be responsible for its Representatives, its affiliates and its affiliates’ Representatives), (g) to potential or prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under any Facility (in each case, other than a Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld), to rating agencies in connection with obtaining or confirming ratings for the Borrower, the Facilities and the Secured Notes, (i) for purposes of establishing a “due diligence defense”, (j) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter, (k) unless such person has been notified to hold such information in confidence from the other parties hereto, to any other party hereto or (l) to the extent you consent to such proposed disclosure; provided, however, that, no such disclosure shall be made by the Committed Lenders to (i) any of their affiliates that is engaged as a principal primarily in private equity, mezzanine financing or venture capital or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives (a “Private Equity Affiliate”) or (ii) any of their affiliates or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives that is a Sell-Side Advisor (together with the Private Equity Affiliates, in each case, other than a limited number of senior employees who are required, in accordance with industry regulations or the applicable Committed Lender’s internal policies and procedures to act in a supervisory capacity and the applicable Committed Lender’s internal legal, compliance, risk management, credit or investment committee members, the “Excluded Affiliates”). Each Committed Lender shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its or its affiliates’ Representatives to whom such Committed Lender has disclosed information pursuant to clause (f) in the proviso in the first sentence of this paragraph. The Committed Lenders’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding of or effectiveness of the commitments under the applicable Facility thereunder, if and to the extent the Committed Lenders are party thereto, and shall in any event terminate upon the second anniversary of the date hereof.

16

The syndication, “market flex”, reimbursement and compensation provisions (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, waiver of indirect, special, punitive or consequential damages, confidentiality (except to the extent set forth herein), jurisdiction, governing law, venue, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Committed Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letter, syndication of the Bridge Facility and provision of information, shall automatically terminate and be superseded by the Facilities Documentation upon the initial funding or effectiveness of the commitments thereunder (or, in the event the Secured Notes are issued in lieu of the Bridge Facility on or prior to the Closing Date, upon the effectiveness of the commitments under the Incremental ABL Facility) and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “CDD Rule”), each of the Committed Lenders and each other Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow any of the Committed Lenders or such Lender to identify the Borrower and such Guarantor in accordance with the PATRIOT Act and the CDD Rule. This notice is given in accordance with the requirements of the PATRIOT Act and the CDD Rule and is effective as to the Committed Lenders and each Lender.

17

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Bridge Administrative Agent, on behalf of the Committed Lenders, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on March 9, 2022. The Committed Lenders’ commitments hereunder and agreements contained herein will expire at such time in the event that the Bridge Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of each of the Committed Lenders hereunder shall automatically terminate upon the first to occur of (i) the date the Company Acquisition Agreement is terminated by you or otherwise validly terminated in accordance with its terms prior to the consummation of the Transactions, (ii) December 20, 2022 (the “Expiration Date”), unless each of the Committed Lenders shall, in their discretion, agree to an extension and (iii) the consummation of the Transactions with or without the funding of the Facilities. You shall have the right to terminate this Commitment Letter and the commitments of the Committed Lenders hereunder with respect to the Facilities (or a portion thereof pro rata among the Committed Lenders under any given Facility, except that the commitments in respect of the Bridge Facility (other than a portion thereof that would not reduce the remaining Bridge Facility commitments below $200.0 million) may be terminated by you only in their entirety) at any time upon written notice to the Committed Lenders from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letter.

[Remainder of this page intentionally left blank]

18

The Committed Lenders are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

[signature pages follow]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Joseph Pandolfo
Name: Joseph Pandolfo
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Joseph Pandolfo
Name: Joseph Pandolfo
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Joseph Pandolfo
Name: Joseph Pandolfo
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Managing Director

[Signature Page to Project Camelot Commitment Letter]

For internal use only

UBS SECURITIES LLC

By:	/s/ Michele Cousins
Name: Michele Cousins
Title: Managing Director

By:	/s/ Kevin Pluff
Name: Kevin Pluff
Title: Managing Director

UBS AG, STAMFORD BRANCH

By:	/s/ Michele Cousins
Name: Michele Cousins
Title: Managing Director

By:	/s/ Kevin Pluff
Name: Kevin Pluff
Title: Managing Director

[Signature Page to Project Camelot Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ Thomas M. Blouin
Name: Thomas M. Blouin
Title: Managing Director

[Signature Page to Project Camelot Holdco Commitment Letter]

BNP PARIBAS

By:	/s/ Denise Chow
Name: Denise Chow
Title: Managing Director

By:	/s/ Dimitri Jobert
Name: Dimitri Jobert
Title: Managing Director

BNP PARIBAS SECURITIES CORP.

By:	/s/ Denise Chow
Name: Denise Chow
Title: Managing Director

By:	/s/ Dimitri Jobert
Name: Dimitri Jobert
Title: Managing Director

[Signature Page to Project Camelot Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ Charles D. Smith
	Name:	Charles D. Smith
	Title:	Co-Head, U.S. Leveraged Finance

[Signature Page to Project Camelot Commitment Letter]

SOCIÉTÉ GÉNÉRALE

By:	/s/ Pranav Chandra
	Name:	Pranav Chandra
	Title:	Managing Director

[Signature Page to Project Camelot Commitment Letter]

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Signature Page to Project Camelot Commitment Letter]

NATIXIS, NEW YORK BRANCH

By:	/s/ Michael Bergin
	Name:	Michael Bergin
	Title:	Vice President

By:	/s/ Matthieu Fulchiron
	Name:	Matthieu Fulchiron
	Title:	Director

[Signature Page to Project Camelot Debt Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
	Name:	Brian Buoye
	Title:	Managing Director

[Signature Page to Project Camelot Debt Commitment Letter]

APOLLO CAPITAL MANAGEMENT, L.P.

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO GLOBAL FUNDING, LLC

By:	/s/ Matthew Manin
	Name:	Matthew Manin
	Title:	Vice President

[Signature Page to Project Camelot Debt Commitment Letter]

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

[Signature Page to Project Camelot Commitment Letter]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Brain P. McDonald
	Name:	Brain P. McDonald
	Title:	SVP

[Signature Page to Project Camelot Holdco Debt Commitment Letter]

Accepted and agreed to as of the date first above written:

CAMELOT RETURN MERGER SUB, INC.

By:	/s/ Rima Simson
	Name:	Rima Simson
	Title:	Vice President, Treasurer and Secretary

[Signature Page to Project Camelot Commitment Letter]

CONFIDENTIAL	Annex I

At AcquisitionCo’s election, the Committed Lenders agree to amend the Existing Cash Flow Credit Agreement to extend the Initial Revolving Maturity Date (as defined in the Existing Cash Flow Credit Agreement) with respect to their Revolving Commitments under and as defined in the Existing Cash Flow Credit Agreement to be the date that is five years after the Closing Date (the “Cash Flow Revolver Maturity Amendment”).

If AcquisitionCo elects to pursue the Cash Flow Revolver Maturity Amendment, the definitive documentation for the Cash Flow Revolver Maturity Amendment (the “Cash Flow Revolver Amendment Documentation”) will be negotiated in good faith to reflect the terms set forth in this Commitment Letter, and the only conditions to providing the Cash Flow Revolver Maturity Amendment on the Closing Date shall be the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to this Commitment Letter (it being understood and agreed that if the conditions to the availability of the Incremental ABL Facility on the Closing Date are satisfied, the conditions to providing the Cash Flow Revolver Maturity Amendment on the Closing Date shall also be deemed to be satisfied); provided that, if AcquisitionCo elects to pursue to the Cash Flow Revolver Maturity Amendment, the Existing Cash Flow Credit Agreement will be amended in accordance with the benchmark replacement provisions set forth therein to replace the LIBOR Rate (as defined in the Existing Cash Flow Credit Agreement) with “Term SOFR”, and with “Term SOFR” to be defined in a manner consistent with “Daily Simple SOFR Rate” and “Term SOFR Rate” in the Term SOFR Precedent (as defined in Exhibit B to the Commitment Letter).

CONFIDENTIAL	EXHIBIT A

Project Camelot

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter.

The Sponsor, together with (at the Sponsor’s election) one or more other investors arranged by and designated by the Sponsor (collectively with the Sponsor, the “Investors”), intends to consummate the Acquisition (as defined below). In connection with the foregoing, the Sponsor has established (1) Camelot Return Holdings, LLC, a newly formed Delaware limited liability company (“TopCo”), (2) Camelot Return Intermediate Holdings, LLC, a newly formed Delaware limited liability company and a wholly-owned subsidiary of TopCo (“Holdings”) and (3) Camelot Return Merger Sub, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of Holdings (“AcquisitionCo”).

In connection with the foregoing, it is intended that:

a)	The Investors will directly or indirectly (including through one or more holding companies) make cash equity contributions to Holdings (which to the extent constituting equity interests other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Lead Arrangers holding at least a majority of the commitments under the Facilities to the extent material to the interests of the Lenders (in their capacities as such)) (the “Equity Contribution”) in an aggregate amount not less than $195.0 million (as such amount may be reduced in accordance with paragraph 1 of the Summary of Additional Conditions), which amount, together with (x) proceeds from the Facilities and (if applicable) the Secured Notes, (y) proceeds from the Holdco PIK Bridge Loans and/or Holdco PIK Notes and (z) at AcquisitionCo’s option, cash on hand, the proceeds of borrowings under the Revolving Commitments (as defined in the Existing Cash Flow Credit Agreement) and/or the proceeds of borrowings under the Commitments (as defined in the Existing ABL Credit Agreement) (such amounts under clauses (x), (y) and (z), collectively with the Equity Contribution, the “Total Financing Sources”), shall be used inter alia to consummate the Acquisition, to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, together with the Acquisition Consideration (as defined below), the “Transaction Costs”) and for any other purpose not prohibited under the Facilities; provided that immediately after the consummation of the Transactions on the Closing Date, the Sponsor will, directly or indirectly, control a majority of the economic and voting interests in AcquisitionCo; provided, further, that, to the extent any stockholder or other equity holder of the Company has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to issue one or more equity commitment letters in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Acquisition Agreements in respect of the shares or other equity interests subject to such appraisal rights (the “Appraisal Shares”) and, for purposes of this Commitment Letter, an aggregate amount of such equity commitment letters up to, but not in excess of, the amount of consideration that would otherwise be paid under the Acquisition Agreements in respect of the Appraisal Shares shall be included in the amount and percentage of the Equity Contribution from and after the Closing Date as if such amount was funded in cash (with it being understood that, on or prior to the date of the final resolution of all such appraisal rights, the lesser of (a) the amount necessary to satisfy such appraisal rights in full and (b) the full amount committed under such equity commitment letters shall be drawn and funded, directly or indirectly, in cash to AcquisitionCo in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers) (the “Post-Closing Equity Contribution”); provided, further, that immediately after giving effect to the Post-Closing Equity Contribution, the Sponsor will, directly or indirectly, control a majority of the economic and voting interests in AcquisitionCo; provided, further, that prior to the Post-Closing Equity Contribution, any such equity commitment letters in respect of the Post-Closing Equity Contribution shall not be amended in a manner materially adverse to the Lenders without the consent of the Lead Arrangers holding at least a majority of the commitments under the Bridge Facility with respect to the Bridge Facility and/or the Lead Arrangers holding at least a majority of the commitments under the Incremental ABL Facility with respect to the Incremental ABL Facility.

b)	Subject to (i) Holdings and AcquisitionCo having sufficient Total Financing Sources on the Closing Date to consummate both the Fund VIII Shares Acquisition (as defined below) and the Company Shares Acquisition (as defined below) and (ii) the representations contained in the solvency certificate attached as exhibit H to the Existing Cash Flow Credit Agreement being true after giving effect to the consummation of the Acquisition (as defined below), pursuant to the Share Purchase Agreement (as amended, supplemented, waived or otherwise modified from time to time the “Fund VIII Acquisition Agreement”), among, inter alia, Holdings, Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. (together with Clayton, Dubilier & Rice Fund VIII, L.P., the “Fund VIII Sellers”), Holdings will, directly or indirectly, acquire all of the issued and outstanding equity interests of the Company held by the Fund VIII Sellers (such acquisition, the “Fund VIII Shares Acquisition”). Pursuant to the Agreement and Plan of Merger (together with the Company’s disclosure schedules delivered in connection therewith, and as further amended, supplemented, waived or otherwise modified from time to time in accordance with paragraph 1 of the Summary of Additional Conditions, collectively, the “Company Acquisition Agreement” and, together with the Fund VIII Acquisition Agreement, the “Acquisition Agreements”), among, inter alia, Holdings, AcquisitionCo and the Company, Holdings will, directly or indirectly, acquire the issued and outstanding equity interests of the Company other than those held by the Fund VIII Sellers (such acquisition, the “Company Shares Acquisition” and, collectively with the Fund VIII Shares Acquisition, the “Acquisition”) and AcquisitionCo will merge with and into the Company, with the Company surviving such merger. Pursuant to the Acquisition, the Company’s equity holders shall have the right to receive the amounts required to consummate the Acquisition (collectively, the “Acquisition Consideration”) in accordance with the terms of the Acquisition Agreements. In connection with the Acquisition, TopCo will directly or indirectly contribute or lend funds to Holdings in order to consummate the Acquisition, which loans may be forgiven, contributed or distributed at TopCo’s discretion. It being understood, for the avoidance of doubt, the consummation of the Fund VIII Shares Acquisition shall not constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date.

c)	The Borrower will (1) issue or cause to be issued up to $950.0 million in aggregate principal amount of Secured Notes, subject to increase to fund any original issue discount in the issue price of such Secured Notes, and/or borrow up to $950.0 million (less the amount of cash proceeds received from the issuance of Secured Notes on or prior to the Closing Date, and plus, at AcquisitionCo’s option pursuant to the terms of the Bridge Term Sheet, the amount of any Bridge Loan OID Increase) under the Bridge Facility and (2) obtain or cause to be obtained up to $239.0 million under the Incremental ABL Facility, in each case on (or, in the case of the Secured Notes, at your election, prior to) the closing date of the Acquisition. In addition, TopCo may issue or cause to be issued up to $725.0 million in aggregate principal amount of Holdco PIK Notes, subject to increase to fund any original issue discount in the issue price of such Holdco PIK Notes, and/or borrow up to $725.0 million (less the amount of cash proceeds received from the issuance of Holdco PIK Notes on or prior to the Closing Date, and plus, at TopCo’s option pursuant to the terms of the Holdco Commitment Letter, the amount of any Holdco PIK Bridge Loan OID Increase) under the Holdco PIK Bridge Facility on (or, at TopCo’s election, prior to) the closing date of the Acquisition.

d)	In its sole discretion, AcquisitionCo may elect in writing by notice to the Committed Lenders at least one day prior to the commencement of the Marketing Period (the “Pre-Marketing Notification”), for (i) the Committed Lenders’ commitments under the Bridge Facility (or a portion thereof pro rata among the Committed Lenders) to be reallocated to become commitments under the Holdco PIK Bridge Facility (in which case the Bridge Facility commitments will be decreased by such amount and the Holdco PIK Bridge Facility commitments will be increased by such amount, and the Committed Lenders will be deemed to become Committed Lenders under and as defined in the Holdco Commitment Letter with respect to such amount of the Holdco PIK Bridge Facility); provided that any such reallocation from the Bridge Facility to the Holdco PIK Bridge Facility shall be in an amount to ensure the Transactions are consummated in compliance with the Existing Cash Flow Credit Agreement, the Existing ABL Credit Agreement and the Existing Indenture (as determined by AcquisitionCo in good faith, which determination shall be conclusive) and/or (ii) the Committed Lenders’ (as defined in the Holdco Commitment Letter) commitments under the Holdco PIK Bridge Facility (or a portion thereof pro rata among the Committed Lenders (as defined in the Holdco Commitment Letter)) to be reallocated to become commitments under the Bridge Facility (in which case the Holdco PIK Bridge Facility commitments will be decreased by such amount and the Bridge Facility commitments will be increased by such amount, and the Committed Lenders (as defined in the Holdco Commitment Letter will be deemed to become Committed Lenders under this Commitment Letter with respect to such amount of the Bridge Facility).

The transactions described above and the payment of related fees, premiums and expenses are collectively referred to herein as the “Transactions”.

CONFIDENTIAL	EXHIBIT B

Project Camelot

Senior Secured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrower:	Initially, AcquisitionCo and, following the Company Shares Acquisition, the Company as the survivor of the merger contemplated thereby (the “Borrower”). The Borrower may, in its sole discretion, designate one or more of its direct or indirect wholly-owned domestic subsidiaries as co-borrowers, on a joint and several basis; provided that any such designation will be subject to delivery of all necessary “know your customer” documentation and information.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agents:	DBCI will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Bridge Administrative Agent”) in respect of the Bridge Facility for a syndicate of financial institutions reasonably acceptable to the Borrower (together with the Committed Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Bridge Arrangers:	Each of DBSI, UBSS, Barclays, BNPPSC, RBCCM, SG, GS, Natixis, Jefferies and AGF will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacity, the “Lead Bridge Arrangers”), and will perform the duties customarily associated with such roles.

Bridge Loans:	The Lenders will make senior secured increasing rate bridge loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $950.0 million plus, at AcquisitionCo’s option, an amount sufficient to fund original issue discount in the issue price of the Secured Notes (such increased amount, the “Bridge Loan OID Increase”), pursuant to a senior secured increasing rate bridge facility (the “Bridge Facility”), and minus the amount of cash proceeds from the issuance of Secured Notes on or prior to the Closing Date.

Availability:	The Lenders will make the Bridge Loans on the Closing Date substantially simultaneously with the consummation of the Transactions.

Purpose:	The proceeds of the Bridge Loans will be used by the Borrower, on or after the Closing Date, together with the proceeds of borrowings of Incremental ABL Loans (as defined in Exhibit C to the Commitment Letter), the proceeds of the issuance of the Secured Notes (if any), the proceeds from the Holdco PIK Bridge Loans and/or Holdco PIK Notes, the proceeds of the Equity Contribution and, at AcquisitionCo’s option, cash on hand, the proceeds of borrowings under the Revolving Commitments (as defined in the Existing Cash Flow Credit Agreement) and/or the proceeds of borrowings under the Commitments (as defined in the Existing ABL Credit Agreement), to finance Transaction Costs.

Ranking:	The Bridge Loans will rank pari passu in right of payment with obligations under the Existing Cash Flow Credit Agreement, obligations under the Existing ABL Credit Agreement, obligations under the Existing Indenture, the Secured Notes (if any) and other senior indebtedness of the Borrower.

Guarantees:	All obligations of the Borrower under the Bridge Facility (the “Bridge Borrower Obligations”), will be unconditionally guaranteed jointly and severally on a senior secured basis by the same guarantors (and under the same terms) that guarantee the Existing Cash Flow Credit Agreement (such guarantors, other than Borrower, the “Guarantors”; and together with the Borrower, the “Loan Parties”; and such guarantees, the “Guarantees”). Each guarantee in respect of the Bridge Facility will automatically be released upon the release of the corresponding guarantee of the Existing Cash Flow Credit Agreement (other than in connection with the discharge of the Existing Cash Flow Credit Agreement). It is understood that any subsidiary of the Borrower that is excluded from the guarantee requirements under the Loan Documents (as defined in the Existing Cash Flow Credit Agreement) (the “Cash Flow Facilities Documentation”) shall not be a Guarantor.

Security:	Subject to the limitations set forth below in this section, and, on the Closing Date, to the Funding Conditions Provision, the Bridge Borrower Obligations and the Guarantees will be secured by a security interest in the Collateral (as defined in the Existing Cash Flow Credit Agreement) that secures the Existing Cash Flow Credit Agreement (to the extent so secured), which security interest (1) in the Cash Flow Priority Collateral (as defined in the Existing Cash Flow Credit Agreement) will be (x) first in priority (as among the Bridge Facility, the Existing Cash Flow Credit Agreement and the Existing ABL Credit Agreement) and (y) pari passu in priority (as between the Bridge Facility and the Existing Cash Flow Credit Agreement), and, in each case, subject to liens permitted to exist under the Bridge Loan Documentation, and (2) in the ABL Priority Collateral (as defined in the Existing Cash Flow Credit Agreement) will be (x) second in priority (as among the Bridge Facility, the Existing Cash Flow Credit Agreement and the Existing ABL Credit Agreement) and (y) pari passu in priority (as between the Bridge Facility and the Existing Cash Flow Credit Agreement), and, in each case, subject to liens permitted to exist under the Bridge Loan Documentation, it being understood that the Collateral shall not include Excluded Assets (as defined in the Existing Cash Flow Credit Agreement), including those assets as to which the Cash Flow Agent and the Borrower reasonably determine that the costs of obtaining such security interests in such assets or perfection thereof are excessive in relation to the benefit to the Lenders (as defined in the Existing Cash Flow Credit Agreement) of the security to be afforded thereby.

For the avoidance of doubt, Collateral owned by the Borrower shall secure the Borrower’s obligations, and Collateral owned by any Guarantor shall secure such Guarantor’s obligations.

The priority of security interests and relative rights of the Lenders under the Bridge Facility, the lenders under the Existing Cash Flow Credit Agreement and the lenders under the Existing ABL Credit Agreement shall be subject to the Intercreditor Agreement, dated as of April 12, 2018 (the “Intercreditor Agreement”), by and between UBS AG, Stamford Branch, as ABL Agent, and JPMorgan Chase Bank, N.A., as Cash Flow Agent, and acknowledged by the Borrower and certain of its affiliates, and the Bridge Administrative Agent shall enter into a joinder to the Intercreditor Agreement as required by the terms thereof.

All of the above-described pledges, security interests and mortgages on the Collateral shall be created and perfected on terms, and pursuant to documentation, that will be separate from but substantially similar to (and in any event no less favorable to the Sponsor, the Borrower and its subsidiaries than) the Security Documents (as defined in the Existing Cash Flow Credit Agreement).

For the avoidance of doubt, (i) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (ii) to the extent not automatically perfected by UCC filings in the jurisdiction of incorporation or organization, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts or other bank accounts, but excluding (x) Pledged Securities (as defined in the Guarantee and Collateral Agreement (as defined in the Existing Cash Flow Credit Agreement) and (y) DDAs, Concentration Accounts, the Core Concentration Accounts and Blocked Accounts (each as defined in the Existing ABL Credit Agreement) (in each case only to the extent required pursuant to Subsection 4.16 of the Existing ABL Credit Agreement)); provided that such Pledged Securities and accounts may be perfected by being held and/or controlled by the Cash Flow Agent, the ABL Agent, the Bridge Administrative Agent or in accordance with the Intercreditor Agreement).

Maturity:	All Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Maturity Date”). If any Bridge Loan has not been previously repaid in full on or prior to the Maturity Date, such Bridge Loan will be automatically converted into a senior secured term loan (each, a “Senior Secured Term Loan”) due on the date that is the earlier of (x) eight years after the Closing Date and (y) if more than $200.0 million in principal amount of the Company’s 6.125% Senior Notes due 2029 remains outstanding on the date that is 91 days prior to the Stated Maturity (to be defined in a manner consistent with the standard set forth under the heading “Documentation” below) of such 6.125% Senior Notes due 2029 (such date, the “Springing Maturity Date”), the Springing Maturity Date (the “Extended Maturity Date”). The date on which Bridge Loans are converted into Senior Secured Term Loans is referred to as the “Conversion Date”. At any time on or after the Conversion Date, at the option of the applicable Lender, the Senior Secured Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “Senior Secured Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II to this Term Sheet; provided that the Borrower may defer the first issuance of Senior Secured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least the lesser of (x) $150.0 million or (y) the remaining aggregate principal amount of the Senior Secured Term Loans in Senior Secured Exchange Notes; provided further that the Borrower may defer each subsequent issuance of Senior Secured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $150.0 million (or, if less, the aggregate amount of remaining Senior Secured Term Loans) in Senior Secured Exchange Notes.

The Senior Secured Term Loans will be governed by the provisions of the Bridge Loan Documentation (as defined under the heading “Documentation” below) and will have the same terms as the Bridge Loans except as set forth in Annex I to this Term Sheet. The Senior Secured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth in Annex II to this Term Sheet.

The Senior Secured Term Loans and the Senior Secured Exchange Notes shall be pari passu with one another for all purposes.

Interest Rates:	Interest for the first three-month period commencing on the Closing Date shall be payable at Term SOFR (as defined below) for U.S. dollars (for interest periods of 1, 3 or 6 months, as selected by the Borrower) plus 450 basis points (the “Initial Margin”). Thereafter, subject to the Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing Term SOFR for the interest period selected by the Borrower plus the Applicable Margin (as defined below) and shall increase by an additional 50 basis points at the beginning of each three- month period subsequent to the initial three-month period for so long as the Bridge Loans are outstanding (except on the Conversion Date) (the Initial Margin plus each 50 basis point increase thereon described above, the “Applicable Margin”). “Term SOFR” means the “Term SOFR Rate” as defined in that certain Cash Flow Credit Agreement, dated as of October 19, 2020 (as amended by the First Amendment, dated as of February 10, 2022), among White Cap Supply Holdings, LLC (as successor by merger to White Cap Buyer, LLC), the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and collateral agent (the “Term SOFR Precedent”); provided that Term SOFR shall not be less than 0.00% per annum.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield payable on the Bridge Loans exceed the amount specified in the Fee Letter in respect of the Bridge Facility as the “Total Cap”.

Following the Maturity Date, all outstanding Senior Secured Term Loans will accrue interest at the rate provided for in Annex I to this Term Sheet, subject to the Total Cap.

Notwithstanding anything contained herein to the contrary, the Bridge Loan Documentation shall include benchmark replacement provisions consistent with the Term SOFR Precedent.

Interest Payments:	Interest on the Bridge Loans will be payable in cash, quarterly in arrears. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	At the request of the Bridge Administrative Agent, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Senior Secured Term Loans or Senior Secured Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loans or Senior Secured Term Loans.

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Secured Notes; (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined in a manner consistent with the standard set forth under the heading “Documentation” below) by the Borrower or any of its restricted subsidiaries; (iii) the net cash proceeds of any public equity issuances subject to exceptions to be agreed, including an exception for any issuances to the Sponsor or any of its affiliates; and (iv) the net cash proceeds from any non-ordinary course asset sales by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Existing Cash Flow Credit Agreement and the Existing ABL Credit Agreement, in each case with exceptions and baskets consistent with the standard set forth under the heading “Documentation” below, including, but not limited to, exceptions and baskets no more restrictive than those applicable to the Existing Cash Flow Credit Agreement; provided that the percentage of any applicable net cash proceeds from non- ordinary course asset sales required to prepay the Bridge Loans shall be subject to reductions to 50% and 0% based upon achievement of a Consolidated Secured Leverage Ratio (to be defined in a manner consistent with the standard set forth under the heading “Documentation” below, the “Consolidated Secured Leverage Ratio”) of 4.00:1.00 and 3.50:1.00, respectively; provided further that in the case of an issuance of Securities (as defined in the Fee Letter) (with such proceeds being applied to repay the Bridge Loans prior to the repayment of loans outstanding under the Existing Cash Flow Credit Agreement) to any Lender (or any of its affiliates) or any person to whom a Lender participated an interest in the Bridge Loans (or any of such participant’s affiliates) (such Lenders, participants and affiliates, “Specified Bridge Parties”), the net cash proceeds received by the Borrower and its subsidiaries in respect of such Securities acquired by such Specified Bridge Parties may, at the option of such Specified Bridge Party, be applied first to prepay the Bridge Loans of such Specified Bridge Party prior to being applied to prepay the Bridge Loans held by other Lenders on a pro rata basis. The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined in a manner consistent with the standard set forth under the heading “Documentation” below) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to but excluding the date of repayment. In the event that one or more of the step-downs for the percentage of the net cash proceeds required to be applied for mandatory prepayments pursuant to clause (iv) (as set forth in the Bridge Loan Documentation) are achieved, the retained net cash proceeds from any such asset sale or disposition shall be deemed to be “Retained Asset Sale Proceeds.” Notwithstanding the foregoing, mandatory prepayments made pursuant to clause (iv) above shall be limited to the extent that the Borrower determines in good faith that such prepayments would either (i) result in material adverse tax consequences to TopCo or one of its subsidiaries related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) (1) be prohibited or delayed by or violate or conflict with applicable law, (2) be restricted by applicable organizational documents or any agreement, (3) be subject to other organizational or administrative impediments or (4) conflict with the fiduciary duties of the applicable directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager, in each case, from being repatriated.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Loan Documentation”), the definitive terms of which will be negotiated in good faith, will be consistent with this Term Sheet and, subject to the foregoing, will otherwise be consistent with, substantially similar to and no less favorable to the Sponsor, the Borrower and its subsidiaries than, that certain Indenture, dated as of April 12, 2018, among Pisces Midco, Inc., the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (the “Precedent Indenture”), and will take into account and be modified fully as appropriate to (n) reflect the Term SOFR provisions in the Term SOFR Precedent, (o) reflect the secured nature of the Bridge Facility (it being understood and agreed that the security provisions will be the same as those for the Cash Flow Facilities Documentation), (p) delete the requirements of clauses (a)(1) and (a)(2) in Section 409 of the Precedent Indenture, (q) provide that a division of a LLC under the Delaware LLC Act is an “Asset Disposition” subject to the “sales of assets and subsidiary stock” covenant unless the divided LLC is a restricted subsidiary, (r) modify clause (y) of the definition of “Consolidated EBITDA” to (1) remove the cap on the add-back for projected cost savings, (2) extend the time period for which actions in connection therewith have been taken or with respect to which substantial steps in connection therewith have been taken or are expected to be taken from 18 months to 36 months and (3) include operating expense reductions, revenue or operating enhancements and synergies (including revenue synergies, including those related to new contract, business and customer wins, the modification or renegotiation of contracts and other arrangements and pricing adjustments and increases), (s) modify clause (z) of the definition of “Consolidated EBITDA” to also include adjustments consistent with Regulation S-X or additions of the type reflected in any of (1) the Sponsor’s financial model, provided to the Lead Arrangers on or around February 15, 2022, (2) the Quality of Earnings report of PricewaterhouseCoopers LLP, dated as of February 24, 2022, (3) the Lender Presentation and/or the prospectus or other offering memorandum relating to the Secured Notes or Securities or (4) any other quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing or any other accounting firm reasonably acceptable to the Bridge Administrative Agent (it being understood that any “Big Four” accounting firms are acceptable) and delivered to the Bridge Administrative Agent in connection with an acquisition or other investment permitted under the Bridge Loan Documentation, (t) modify clause (iv) of the definition of “Consolidated Net Income” to also include any exceptional, special or infrequent gain, loss or charge and any gain, loss or charge not in the ordinary course of business, (u) modify clause (ii) of the definition of “Consolidated Secured Indebtedness” and clause (iii) of the definition of “Consolidated Total Indebtedness” to (1) measure the amount of cash, Cash Equivalents and Temporary Cash Investments (each to be defined in a manner consistent with the standard set forth under this heading “Documentation”) held by the Borrower and its restricted subsidiaries as of the end of the most recently ended fiscal month of the Borrower for which consolidated financial statements are available, (2) include cash, Cash Equivalents and Temporary Cash Investments that cash collateralize letters of credit issued on behalf of the Borrower or any of its restricted subsidiaries, including the proceeds of any indebtedness being incurred at the time of determination, (3) include cash, Cash Equivalents and Temporary Cash Investments from the proceeds of any capital contribution to the Borrower or from the issuance or sale of its capital stock, from the proceeds of any asset disposition or from any incurrence of indebtedness since the end of such fiscal month and on or prior to the date of determination, but excluding any proceeds of any revolving credit facility of the Borrower and its restricted subsidiaries (other than to the extent such proceeds are intended to be promptly applied for working capital purposes) and (4) include any outstanding loans under any revolving facility used to finance the working capital needs of the Borrower and its restricted subsidiaries (as determined by the Borrower in good faith), (v) modify the definition of “Consolidated Total Indebtedness” to exclude (1) any unreimbursed outstanding drawn amounts under funded letters of credit (provided that such amounts shall not be counted as debt until five business days after such amounts were drawn), (2) indebtedness or other obligations arising from any cash management or related services and (3) financing leases and any other lease obligations, (w) provide that any requirement contained in the Precedent Indenture that any indebtedness incurred after the Closing Date be subject to a subordination or intercreditor agreement shall be deemed to be satisfied so long as the parties providing such indebtedness execute the required subordination or intercreditor agreement, (x) provide that the Borrower may extend annual reporting deadlines to 150 days and quarterly reporting deadlines to 90 days for any fiscal period in which the Borrower has consummated a material acquisition or investment (as determined by the Borrower in good faith), (y) include grower components for all dollar-denominated thresholds and baskets and (z) reflect the terms set forth in the Commitment Letter and the Fee Letter, taking into account differences related to the Borrower, the Company and their respective subsidiaries (including as to operational and strategic requirements of the Borrower, the Company and their respective subsidiaries in light of their jurisdictions of incorporation, size, industries, businesses, business practices and business plans) (it being understood that basket sizes and incurrence tests will be set taking into account the relative EBITDA and total assets of the Borrower, the Company and their respective subsidiaries on a consolidated basis after giving pro forma effect to the Transactions); and with respect to those provisions reflecting credit agreement format (including representations and warranties, EU and UK “bail-in” provisions, customary U.S. Department of Labor lender regulatory representations, QFC provisions and erroneous payment provisions), consistent with the Cash Flow Facilities Documentation, and will take into account and be modified fully as appropriate to reflect the technical aspects of the Bridge Facility and strictly ministerial administrative changes reasonably requested by the Bridge Administrative Agent and agreed to by the Borrower, and in any event, will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet; provided that the terms of the Bridge Loan Documentation shall give due regard to (i) that certain draft First Lien Credit Agreement, posted to the lenders on August 10, 2021, among Project Sky Merger Sub Inc. (succeeded via merger by Cloudera, Inc.), the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and (ii) that certain Preliminary Offering Circular, dated October 18, 2021, with respect to LABL, Inc.’s senior secured notes due 2028 (collectively, the “Sponsor Precedent Facilities”). Notwithstanding the foregoing, the only conditions to the availability of the Bridge Facility on the Closing Date shall be the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to the Commitment Letter.

Conditions to Bridge Loans:	Borrowing under the Bridge Facility will be subject solely to (a) the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Funding Conditions Provision, the Company Representations, shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Company Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Company Acquisition Agreement, for purposes of such representations and warranties.

Representations and Warranties:	The Bridge Loan Documentation will contain representations and warranties consistent with and substantially similar to (and, in any event, no less favorable to the Sponsor, the Borrower and its subsidiaries than) those in the Cash Flow Facilities Documentation, including as to exceptions and qualifications. The failure of any representation or warranty (other than the Specified Representations or the Company Representations, subject to the Funding Conditions Provision) to be true and correct on the Closing Date shall not constitute the failure of a condition precedent to funding or a default under the Bridge Loan Documentation.

Covenants:	The Bridge Loan Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the standard set forth under the heading “Documentation” above, it being understood and agreed that the covenants of the Secured Bridge Loans (and the Senior Secured Term Loans) will be incurrence-based covenants consistent with the standard set forth under the heading “Documentation” above and shall in no event be more restrictive than the corresponding covenants in the Cash Flow Facilities Documentation and shall be limited to the following: (a) furnishing of financial statements (such covenant to be no less favorable to the Sponsor, the Borrower and its subsidiaries than the corresponding covenant in the Cash Flow Facilities Documentation), (b) requirements as to future subsidiary guarantors, (c) restrictions on liens (with exceptions to allow, among other things, (i) liens securing the Existing Cash Flow Credit Agreement (including Incremental Commitments (as defined in the Existing Cash Flow Credit Agreement)), the Existing ABL Credit Agreement (including Incremental Facilities (as defined in the Existing ABL Credit Agreement) and the Incremental ABL Facility), the Secured Notes and the Securities, (ii) liens securing indebtedness incurred pursuant to the RP Debt Basket (as defined below),(iii) liens securing debt incurred pursuant to clause (d)(iii) below, (iv) liens securing contribution indebtedness and (v) liens on Collateral, if such liens rank junior to the liens on such Collateral in relation to the liens securing the Bridge Loans and the Guarantees, as applicable), (d) restrictions on indebtedness (with exceptions to allow, among other things, the incurrence of indebtedness (i) in respect of the Existing Cash Flow Credit Agreement (including Incremental Commitments (as defined in the Existing Cash Flow Credit Agreement)), the Existing ABL Credit Agreement (including Incremental Facilities (as defined in the Existing ABL Credit Agreement) and the Incremental ABL Facility), the Existing Indenture, the Secured Notes and the Securities, (ii) in an amount that is twice the amount of restricted payments that the Borrower and its restricted subsidiaries would have been able to make on the date of such incurrence under specified restricted payment baskets, including, without limitation, the consolidated net income builder basket and the Retained Asset Sale Proceeds basket (the “RP Debt Basket”), (iii) in the case of indebtedness secured on a pari passu basis with the Bridge Facility, in an aggregate principal amount not to exceed the sum of (a) either (x) after giving effect to the incurrence of such amount, the Consolidated Secured Leverage Ratio is equal to or less than 4.75:1.00 or (y) the pro forma Consolidated Secured Leverage Ratio after giving effect to such incurrence does not exceed the Consolidated Secured Leverage Ratio in effect prior to such transactions (the amount available under this clause (a), the “Ratio Incremental Debt Basket”) and (b) the greater of (x) $760.0 million and (y) an amount equal to pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Borrower are available (the amount available under this clause (b), the “Cash Capped Incremental Debt Basket”); provided that (x) at the Borrower’s option, capacity under the Ratio Incremental Debt Basket shall be deemed to be used before capacity under the Cash Capped Incremental Debt Basket and (y) indebtedness may be incurred under the Ratio Incremental Debt Basket, the Cash Capped Incremental Debt Basket, the Revolving Commitments (as defined in the Existing Cash Flow Credit Agreement), the Existing ABL Credit Agreement (including Incremental Facilities (as defined in the Existing ABL Credit Agreement) and the Incremental ABL Facility), any other revolving credit facility and/or any other applicable basket that is not based on a Consolidated Secured Leverage Ratio incurrence test, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by first calculating the amount available to be incurred under the Ratio Incremental Debt Basket by disregarding any concurrent utilization of the Cash Capped Incremental Debt Basket, the Revolving Commitments (as defined in the Existing Cash Flow Credit Agreement), the Existing ABL Credit Agreement (including Incremental Facilities (as defined in the Existing ABL Credit Agreement) and the Incremental ABL Facility), any other revolving credit facility and/or any other applicable basket that is not based on a Consolidated Secured Leverage Ratio incurrence test (provided that any portion of any indebtedness incurred under the Cash Capped Incremental Debt Basket may be reclassified, as the Borrower may elect from time to time, as having been incurred under the Ratio Incremental Debt Basket if the Borrower meets the ratio under the Ratio Incremental Debt Basket at such time on a pro forma basis) and (iv) in the case of other indebtedness, either (x) after giving effect to the incurrence of such amount, the Consolidated Total Leverage Ratio (to be defined in a manner consistent with the standard set forth under the heading “Documentation” above, the “Consolidated Total Leverage Ratio”) is equal to or less than 6.30:1.00, (y) the pro forma Consolidated Total Leverage Ratio after giving effect to such incurrence does not exceed the Consolidated Total Leverage Ratio in effect prior to such transactions or (z) after giving effect to the incurrence of such amount, either (1) the Consolidated Coverage Ratio (to be defined in a manner consistent with the standard set forth under the heading “Documentation” above, the “Consolidated Coverage Ratio”) is greater than or equal to 1.75:1.00 or (2) the pro forma Consolidated Coverage Ratio after giving effect to such incurrence is not less than the Consolidated Coverage Ratio in effect prior to such transactions (provided that this exception shall not be subject to any cap on the amount of indebtedness that can be incurred by restricted subsidiaries that are not Subsidiary Guarantors or Escrow Subsidiaries (each to be defined in a manner consistent with the standard set forth under the heading “Documentation” above))), (e) restrictions on restricted payments, including dividends, distributions, stock repurchases or redemptions, investments and certain optional prepayments on contractually subordinated debt (with exceptions to allow, among other things, (i) payments of contractually subordinated debt pursuant to “AHYDO Saver” provisions in respect of such debt, (ii) an unlimited amount of restricted payments subject to pro forma compliance with a maximum Consolidated Total Leverage Ratio of, (x) in the case of restricted payments in respect of equity interests, 5.25:1.00, (y) in the case of investments, either (1) 5.50:1.00 or (2) the Consolidated Total Leverage Ratio in effect prior to such investment and (z) in the case of prepayments of contractually subordinated debt, 5.50:1.00, (iii) restricted payments made with Retained Asset Sale Proceeds, (iv) restricted payments following a qualified IPO in an amount in any fiscal year of the sum of (x) 7.0% of the aggregate proceeds received by the Borrower, directly or indirectly, in or from such qualified IPO and (y) 7.0% of the market capitalization, (v) Parent Expenses (to be defined in a manner no less favorable to the Sponsor, the Borrower and its subsidiaries than the definition of such term in the Precedent Indenture and in a manner that treats any partnership or other entity through which the Investors, directly or indirectly, hold their equity interests in TopCo as if it were a “Parent Entity”), (vi) restricted payments in connection with the Transactions (including payments in connection with the Acquisition) and (vii) debt incurred under the Facilities to finance the Transactions and payments relating thereto, as applicable, on or after the Closing Date), (f) restrictions on sales of assets and subsidiary stock, (g) restrictions on limitations on distributions from subsidiaries, (h) restrictions on mergers, consolidations and sales of all or substantially all of the assets of the Borrower, (i) restrictions on transactions with affiliates (with exceptions to allow, among other things, transactions approved by a majority of disinterested directors) and (j) repurchase of Bridge Loans upon a Change of Control (to be defined consistent with the standard set forth under the heading “Documentation” above). Prior to the Maturity Date, the restricted payments covenant and ratio debt and the general baskets under the indebtedness covenant of the Bridge Loans will be more restrictive than those of the Senior Secured Term Loans and the Senior Secured Exchange Notes, as reasonably agreed by the Lead Bridge Arrangers and the Borrower; provided that such baskets shall not be any more restrictive than those of the Existing Cash Flow Credit Agreement. Notwithstanding the foregoing, Section 409(a)(3)(A) of the Bridge Loan Documentation shall include a starter dollar basket equal to the amount as of the Closing Date that would be available to the Borrower to make restricted payments pursuant to Section 409(a)(3) of the Precedent Indenture.

The Bridge Loan Documentation will include ‘limited condition transaction’ provisions consistent with the Sponsor Precedent Facilities.

Financial Maintenance Covenants:	None.

B-17

Events of Default:	The Bridge Loan Documentation will contain such events of default (including grace periods and threshold amounts, including a 180-day grace period for failure to deliver financial statements and related compliance certificates) consistent with the standard set forth under the heading “Documentation” above (and in any event no more restrictive than the corresponding default provisions of the Cash Flow Facilities Documentation), consisting of and limited to: nonpayment of principal, interest or other amounts (provided that the Bridge Loan Documentation shall include an exception for nonpayments of any of principal, interest or other amounts resulting from the Borrower’s good faith payment of an invoice received from the Bridge Administrative Agent); violation of covenants; incorrectness of representations and warranties in any material respect (subject to a 30-day grace period in the case of misrepresentations that are capable of being cured); cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant subsidiaries; material monetary judgments; ERISA events; actual or asserted invalidity of the guarantees of significant subsidiaries; and impairment of security interests in any significant portion of the Cash Flow Priority Collateral. Notwithstanding the foregoing, the Bridge Loan Documentation shall provide that (x) a notice of default may not be given with respect to any action taken, and reported publicly or to Lenders, more than two years prior to such notice of default and (y) any time period in the Bridge Loan Documentation to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged default or event of default is the subject of litigation.

Cost and Yield Protection:	The Bridge Loan Documentation will contain cost and yield protection provisions consistent with and substantially similar to (and, in any event, no less favorable to the Sponsor, the Borrower and its subsidiaries than) those in the Cash Flow Facilities Documentation, including as to exceptions and qualifications.

B-18

Assignments and Participations:	The Lenders will have the right to assign Bridge Loans after the Closing Date to financial institutions or institutional investors in accordance with applicable law, without the consent of the Borrower (other than to any Disqualified Institution); provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default (with respect to the Borrower) shall have occurred and is continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld) if, subsequent thereto, the Committed Lenders would hold, in the aggregate, less than 51% of the outstanding Bridge Loans.

The Lenders will be permitted to sell participations in Bridge Loans without restriction, other than as set forth in this paragraph, and in accordance with applicable law. Prior to any participation in any Bridge Loans, the applicable Lender shall have provided the Borrower with not less than five business days’ advance notice of such participation. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Cash Flow Priority Collateral. Participations to any Disqualified Institution and natural persons shall be prohibited. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Notwithstanding the foregoing, in no event shall the Bridge Administrative Agent be obligated to ascertain, monitor or inquire as to whether any person is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation of Bridge Loans by the Lenders or disclosure of confidential information by the Lenders, in each case, to any Disqualified Institution, except to the extent determined by a court of competent jurisdiction in a final and non- appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of the Bridge Administrative Agent (it being understood this exception shall not apply if the Borrower shall have knowingly consented in writing to an applicable assignment to such Disqualified Institution).

B-19

Voting:	Amendments and waivers of the Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans, except that the consent of each Lender directly and adversely affected thereby will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Maturity Date (except as provided under the heading “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Senior Secured Term Loans for Senior Secured Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Senior Secured Exchange Notes that requires (or would, if any Senior Secured Exchange Notes were outstanding, require) the approval of all holders of Senior Secured Exchange Notes, (v) subject to certain exceptions consistent with the standard set forth under the heading “Documentation” above, releases of all or substantially all of the value of the Guarantees or releases of liens on all or substantially all of the Cash Flow Priority Collateral (other than in connection with any release or sale of the relevant Guarantor permitted by the Bridge Loan Documentation) and (vi) modifications to any of the voting percentages.

The Bridge Loan Documentation will include provisions with respect to “net short lenders” substantially similar to (and in any event, no less favorable to the Sponsor, the Borrower and its subsidiaries than) those provisions for “net short lenders” contained in the Sponsor Precedent Facilities.

Indemnification:	The Bridge Loan Documentation will contain indemnification provisions consistent with and substantially similar to (and, in any event, no less favorable to the Sponsor, the Borrower and its subsidiaries than) those in the Cash Flow Facilities Documentation, including as to exceptions and qualifications.

Governing Law:	New York.

Counsel to the Bridge Administrative Agent:	Cahill Gordon & Reindel LLP.

B-20

ANNEX I to
EXHIBIT B

Senior Secured Term Loans

Maturity:	The Senior Secured Term Loans will mature on the date that is the earlier of (x) eight years after the Closing Date and (y) if more than $200.0 million in principal amount of the Company’s 6.125% Senior Notes due 2029 remains outstanding on the date that is 91 days prior to the Stated Maturity (to be defined consistent with the Bridge Loan Documentation) of such 6.125% Senior Notes due 2029 (such date, the “Springing Maturity Date”), the Springing Maturity Date.

Interest Rate:	The Senior Secured Term Loans will bear interest at an interest rate per annum equal to the Total Cap (the “Senior Secured Term Loan Interest Rate”). Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Senior Secured Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as Bridge Loans.

Guarantees:	Same as Bridge Loans.

Security:	Same as Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, offers to purchase and defaults which would be applicable to the Senior Secured Exchange Notes, if issued, will also be applicable to the Senior Secured Term Loans in lieu of the corresponding provisions of the Bridge Loan Documentation.

Optional Prepayment:	The Senior Secured Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

In addition, at the option of the Borrower, an “AHYDO Saver” provision will be included.

Governing Law:	New York.

B-I-1

CONFIDENTIAL	ANNEX II to
EXHIBIT B

Senior Secured Exchange Notes

Issuer:	The Borrower will issue the Senior Secured Exchange Notes under an indenture which will not be qualified under the Trust Indenture Act of 1939, as amended. The Borrower, in its capacity as the issuer of the Senior Secured Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The Senior Secured Exchange Notes will be available only in exchange for the Senior Secured Term Loans on or after the Conversion Date. The principal amount of any Senior Secured Exchange Note will equal 100% of the aggregate principal amount of the Senior Secured Term Loan for which it is exchanged. In the case of any partial exchange, the initial minimum amount of Senior Secured Term Loans to be exchanged for Senior Secured Exchange Notes will equal $150.0 million of the aggregate principal amount of the Senior Secured Term Loans, and thereafter a minimum amount of $150.0 million (or, if less, the aggregate amount of remaining Senior Secured Term Loans) for any further exchanges.

Maturity:	The Senior Secured Exchange Notes will mature on the date that is the earlier of (x) eight years after the Closing Date and (y) if more than $200.0 million in principal amount of the Company’s 6.125% Senior Notes due 2029 remains outstanding on the date that is 91 days prior to the Stated Maturity (to be defined in a manner consistent with the standard set forth under the heading “Documentation” below) of such 6.125% Senior Notes due 2029 (such date, the “Springing Maturity Date”), the Springing Maturity Date.

Interest Rate:	The Senior Secured Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Ranking:	Same as Bridge Loans and Senior Secured Term Loans.

Guarantees:	Same as Bridge Loans and Senior Secured Term Loans.

Security:	Same as Bridge Loans and Senior Secured Term Loans.

B-II-2

Documentation:	The definitive documentation for the Senior Secured Exchange Notes (the “Senior Secured Exchange Note Documentation”), the definitive terms of which will be negotiated in good faith, will be consistent with this Term Sheet and, subject to the foregoing, will otherwise be consistent with, substantially similar to and no less favorable to the Sponsor, the Issuer and its subsidiaries than, that certain Indenture, dated as of April 12, 2018, among Pisces Midco, Inc., the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (the “Precedent Indenture”), and will take into account and be modified fully as appropriate to (o) reflect the secured nature of the Senior Secured Exchange Notes (it being understood and agreed that the security provisions will be the same as those for the Cash Flow Facilities Documentation, taking into account differences between bonds and credit facilities consistent with the documentation for LABL, Inc.’s 5.875% senior secured notes due 2028), (p) delete the requirements of clauses (a)(1) and (a)(2) in Section 409 of the Precedent Indenture, (q) provide that a division of a LLC under the Delaware LLC Act is an “Asset Disposition” subject to the “sales of assets and subsidiary stock” covenant unless the divided LLC is a restricted subsidiary, (r) modify clause (y) of the definition of “Consolidated EBITDA” to (1) remove the cap on the add-back for projected cost savings, (2) extend the time period for which actions in connection therewith have been taken or with respect to which substantial steps in connection therewith have been taken or are expected to be taken from 18 months to 36 months and (3) include operating expense reductions, revenue or operating enhancements and synergies (including revenue synergies, including those related to new contract, business and customer wins, the modification or renegotiation of contracts and other arrangements and pricing adjustments and increases), (s) modify clause (z) of the definition of “Consolidated EBITDA” to also include adjustments consistent with Regulation S-X or additions of the type reflected in any of (1) the Sponsor’s financial model, provided to the Lead Arrangers on or around February 15, 2022, (2) the Quality of Earnings report of PricewaterhouseCoopers LLP, dated as of February 24, 2022, (3) the Lender Presentation and/or the prospectus or other offering memorandum relating to the Secured Notes or Securities or (4) any other quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing or any other accounting firm in connection with an acquisition or other investment permitted under the Senior Secured Exchange Note Documentation, (t) modify clause (iv) of the definition of “Consolidated Net Income” to also include any exceptional, special or infrequent gain, loss or charge and any gain, loss or charge not in the ordinary course of business, (u) modify clause (ii) of the definition of “Consolidated Secured Indebtedness” and clause (iii) of the definition of “Consolidated Total Indebtedness” to (1) measure the amount of cash, Cash Equivalents and Temporary Cash Investments (each to be defined in a manner consistent with the standard set forth under this heading “Documentation”) held by the Issuer and its restricted subsidiaries as of the end of the most recently ended fiscal month of the Issuer for which consolidated financial statements are available, (2) include cash, Cash Equivalents and Temporary Cash Investments that cash collateralize letters of credit issued on behalf of the Issuer or any of its restricted subsidiaries, including the proceeds of any indebtedness being incurred at the time of determination, (3) include cash, Cash Equivalents and Temporary Cash Investments from the proceeds of any capital contribution to the Issuer or from the issuance or sale of its capital stock, from the proceeds of any asset disposition or from any incurrence of indebtedness since the end of such fiscal month and on or prior to the date of determination, but excluding any proceeds of any revolving credit facility of the Issuer and its restricted subsidiaries (other than to the extent such proceeds are intended to be promptly applied for working capital purposes) and (4) include any outstanding loans under any revolving facility used to finance the working capital needs of the Issuer and its restricted subsidiaries (as determined by the Issuer in good faith), (v) modify the definition of “Consolidated Total Indebtedness” to exclude (1) any unreimbursed outstanding drawn amounts under funded letters of credit (provided that such amounts shall not be counted as debt until five business days after such amounts were drawn), (2) indebtedness or other obligations arising from any cash management or related services and (3) financing leases and any other lease obligations, (w) provide that any requirement contained in the Precedent Indenture that any indebtedness incurred after the Closing Date be subject to a subordination or intercreditor agreement shall be deemed to be satisfied so long as the parties providing such indebtedness execute the required subordination or intercreditor agreement, (x) provide that the Issuer may extend annual reporting deadlines to 150 days and quarterly reporting deadlines to 90 days for any fiscal period in which the Issuer has consummated a material acquisition or investment (as determined by the Issuer in good faith), (y) include grower components for all dollar-denominated thresholds and baskets and (z) reflect the terms set forth in the Commitment Letter and the Fee Letter, taking into account differences related to the Issuer, the Company and their respective subsidiaries (including as to operational and strategic requirements of the Issuer, the Company and their respective subsidiaries in light of their jurisdictions of incorporation, size, industries, businesses, business practices and business plans) (it being understood that basket sizes and incurrence tests will be set taking into account the relative EBITDA and total assets of the Issuer, the Company and their respective subsidiaries on a consolidated basis after giving pro forma effect to the Transactions), and in any event will contain only those covenants and events of default expressly set forth in the Term Sheet to which this Annex II is attached; provided that the terms of the Senior Secured Exchange Notes shall give due regard to the Sponsor Precedent Facilities.

B-II-3

The Senior Secured Exchange Note Documentation will include provisions with respect to “net short holders” substantially similar to (and in any event, no less favorable to the Sponsor, the Issuer and its subsidiaries than) those provisions for “net short holders” contained in the Sponsor Precedent Facilities.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Senior Secured Exchange Notes (and, if outstanding, prepay the Senior Secured Term Loans) on a pro rata basis, which offer shall be at 100% (with reductions of the percentage required to be offered to 50% and 0% based upon achievement of a Consolidated Secured Leverage Ratio (to be defined in a manner consistent with the standard set forth under the heading “Documentation” above, the “Consolidated Secured Leverage Ratio”) of 4.00:1.00 and 3.50:1.00, respectively) of the principal amount thereof plus accrued and unpaid interest to but excluding the date of repurchase with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Cash Flow Facilities Documentation and the Existing ABL Credit Agreement, with such proceeds being applied to the Senior Secured Term Loans, the Senior Secured Exchange Notes and the Secured Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Senior Secured Exchange Note Documentation, including, but not limited to, exceptions and baskets no more restrictive than those applicable to the Cash Flow Facilities Documentation. In the event that one or more of the step-downs in the preceding sentence are achieved, the retained net cash proceeds from any such asset sale or disposition shall be deemed to be “Retained Asset Sale Proceeds.” Notwithstanding the foregoing, such offer to repurchase above shall be limited to the extent that the Issuer determines in good faith that such prepayments would either (i) result in material adverse tax consequences to TopCo or one of its subsidiaries related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) (1) be prohibited or delayed by or violate or conflict with applicable law, (2) be restricted by applicable organizational documents or any agreement, (3) be subject to other organizational or administrative impediments or (4) conflict with the fiduciary duties of the applicable directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager, in each case, from being repatriated.

B-II-4

Offer to Purchase upon Change of Control:	After making any payments required to be made to repay the Cash Flow Facilities Documentation and the Existing ABL Credit Agreement, the Issuer will be required to make an offer to repurchase the Senior Secured Exchange Notes following the occurrence of a Change of Control (to be defined consistent with the Senior Secured Exchange Note Documentation) at a price in cash equal to (i) with respect to Senior Secured Exchange Notes held by any Committed Lenders or any of their affiliates (other than asset management affiliates purchasing the Senior Secured Exchange Notes in the ordinary course of their business as part of a regular distribution of the Senior Secured Exchange Notes, and excluding Senior Secured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities), 100% of the outstanding principal amount thereof, and (ii) with respect to Senior Secured Exchange Notes held by any other person, 101% of the outstanding principal amount thereof, in each case, plus accrued and unpaid interest, if any, to but excluding the date of repurchase, unless the Issuer shall redeem such Senior Secured Exchange Notes pursuant to the “Optional Redemption” section below. However, the Issuer will not be required to make a Change of Control Offer (to be defined consistent with the Senior Secured Exchange Note Documentation) if, after the public announcement that a definitive agreement for a Change of Control has been entered into, the Issuer (or any affiliate of the Issuer) has made an offer to purchase all of the Senior Secured Exchange Notes validly tendered and not withdrawn at a cash price no less than 101% or 100%, as applicable, of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of repurchase, and the Issuer or such affiliate purchases all Senior Secured Exchange Notes validly tendered and not withdrawn in accordance therewith. If at least 90% of the aggregate principal amount of the outstanding Senior Secured Exchange Notes are validly tendered and not withdrawn in any Change of Control Offer, Asset Sale Offer (to be defined consistent with the Senior Secured Exchange Note Documentation) or tender offer made pursuant to the immediately preceding sentence, the Issuer or the third party making such Change of Control Offer, Asset Sale Offer or tender offer shall have the option to redeem all Senior Secured Exchange Notes that remain outstanding following such purchase at a price in cash equal to 101% or 100%, as applicable, of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of such redemption.

B-II-5

Optional Redemption:	Except as set forth in the next four succeeding paragraphs, the Senior Secured Exchange Notes will be non-callable prior to the third anniversary of the Closing Date. Thereafter, each such Senior Secured Exchange Note may be redeemed, in whole or in part, at the option of the Issuer at a price equal to 100% of the aggregate principal amount redeemed plus accrued and unpaid interest, if any, plus a premium equal to one-half of the coupon on such Senior Secured Exchange Notes, with such premium declining ratably to zero on the date that is three years prior to the maturity date of such Senior Secured Exchange Notes.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Senior Secured Exchange Notes at a make-whole price based on the yield on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Senior Secured Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon on such Senior Secured Exchange Notes; provided, however, that Senior Secured Exchange Notes in a principal amount equal to at least 50% of the aggregate principal amount of such Senior Secured Exchange Notes originally issued remain outstanding after such redemption unless all such Senior Secured Exchange Notes are redeemed substantially concurrently.

In addition, prior to the third anniversary of the Closing Date, the Issuer will be entitled to redeem up to 10.0% of the original aggregate principal amount of the Secured Exchange Notes at a redemption price equal to 103.0% of the aggregate principal amount thereof, plus accrued interest thereon, if any, to but excluding the redemption date.

Any Senior Secured Exchange Notes owned by any of the Committed Lenders or any affiliate thereof (other than asset management affiliates purchasing the Senior Secured Exchange Notes in the ordinary course of their business as part of a regular distribution of the Senior Secured Exchange Notes, and excluding Senior Secured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities) (that have not been resold by it at the time of notice of repurchase or redemption) may be repurchased or redeemed in whole or in part at the option of the Issuer at a price equal to 100% of the aggregate principal amount of Senior Secured Exchange Notes to be repurchased or redeemed plus accrued and unpaid interest, if any.

B-II-6

In addition, at the option of the Issuer, an “AHYDO Saver” provision will be included.

The optional redemption provisions will be otherwise consistent with the standard set forth under the heading “Documentation” above.

Defeasance and Discharge Provisions:	Consistent with the standard set forth under the heading “Documentation” above.

Modification:	Consistent with the standard set forth under the heading “Documentation” above.

Registration Rights:	None. The Senior Secured Exchange Notes will be “Rule 144A for life”.

Right to Transfer Exchange Notes:	The holders of the Senior Secured Exchange Notes shall have the absolute and unconditional right to transfer such notes in compliance with applicable law to any third parties.

B-II-7

Covenants:	Consistent with the standard set forth under the heading “Documentation” above, and in no event more restrictive than the corresponding covenants in the Cash Flow Facilities Documentation or (if applicable) the Bridge Loan Documentation. Notwithstanding the foregoing, (w) the definition of “Permitted Liens” in the Precedent Indenture shall be modified to permit (i) liens securing the Existing Cash Flow Credit Agreement (including Incremental Commitments (as defined in the Existing Cash Flow Credit Agreement)), the Existing ABL Credit Agreement (including Incremental Facilities (as defined in the Existing ABL Credit Agreement) and the Incremental ABL Facility), the Senior Secured Term Loans, the Secured Notes and the Securities, (ii) liens securing debt incurred pursuant to the RP Debt Basket (as defined below), (iii) liens securing debt incurred pursuant to clause (x)(iii) below, (iv) liens securing contribution indebtedness and (v) liens on Collateral, if such liens rank junior to the liens on such Collateral in relation to the liens securing the Senior Secured Exchange Notes and the guarantees, as applicable, (x) Section 407 of the Precedent Indenture shall be modified so that indebtedness can be incurred (i) in respect of the Existing Cash Flow Credit Agreement (including Incremental Commitments (as defined in the Existing Cash Flow Credit Agreement)), the Existing ABL Credit Agreement (including Incremental Facilities (as defined in the Existing ABL Credit Agreement) and the Incremental ABL Facility), the Existing Indenture, the Senior Secured Term Loans, the Secured Notes and the Securities, (ii) in an amount that is twice the amount of restricted payments that the Issuer and its restricted subsidiaries would have been able to make on the date of such incurrence under specified restricted payment baskets, including, without limitation, the consolidated net income builder basket and the Retained Asset Sale Proceeds basket (the “RP Debt Basket”), (iii) in the case of indebtedness secured on a pari passu basis with the Senior Secured Exchange Notes, in an aggregate principal amount not to exceed the sum of (a) either (x) after giving effect to the incurrence of such amount, the Consolidated Secured Leverage Ratio is equal to or less than 4.75:1.00 or (y) the pro forma Consolidated Secured Leverage Ratio after giving effect to such incurrence does not exceed the Consolidated Secured Leverage Ratio in effect prior to such transactions (the amount available under this clause (a), the “Ratio Incremental Debt Basket”) and (b) the greater of (x) $760.0 million and (y) an amount equal to pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Issuer are available (the amount available under this clause (b), the “Cash Capped Incremental Debt Basket”); provided that (x) at the Issuer’s option, capacity under the Ratio Incremental Debt Basket shall be deemed to be used before capacity under the Cash Capped Incremental Debt Basket and (y) indebtedness may be incurred under the Ratio Incremental Debt Basket, the Cash Capped Incremental Debt Basket, the Revolving Commitments (as defined in the Existing Cash Flow Credit Agreement), the Existing ABL Credit Agreement (including Incremental Facilities (as defined in the Existing ABL Credit Agreement) and the Incremental ABL Facility), any other revolving credit facility and/or any other applicable basket that is not based on a Consolidated Secured Leverage Ratio incurrence test, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by first calculating the amount available to be incurred under the Ratio Incremental Debt Basket by disregarding any concurrent utilization of the Cash Capped Incremental Debt Basket, the Revolving Commitments (as defined in the Existing Cash Flow Credit Agreement), the Existing ABL Credit Agreement (including Incremental Facilities (as defined in the Existing ABL Credit Agreement) and the Incremental ABL Facility), any other revolving credit facility and/or any other applicable basket that is not based on a Consolidated Secured Leverage Ratio incurrence test (provided that any portion of any indebtedness incurred under the Cash Capped Incremental Debt Basket may be reclassified, as the Issuer may elect from time to time, as having been incurred under the Ratio Incremental Debt Basket if the Issuer meets the ratio under the Ratio Incremental Debt Basket at such time on a pro forma basis) and (iv) in the case of other indebtedness, either (x) after giving effect to the incurrence of such amount, the Consolidated Total Leverage Ratio (to be defined in a manner consistent with the standard set forth under the heading “Documentation” above, the “Consolidated Total Leverage Ratio”) is equal to or less than 6.30:1.00, (y) the pro forma Consolidated Total Leverage Ratio after giving effect to such incurrence does not exceed the Consolidated Total Leverage Ratio in effect prior to such transactions or (z) after giving effect to the incurrence of such amount, either (1) the Consolidated Coverage Ratio (to be defined in a manner consistent with the standard set forth under the heading “Documentation” above, the “Consolidated Coverage Ratio”) is greater than or equal to 1.75:1.00 or (2) the pro forma Consolidated Coverage Ratio after giving effect to such incurrence is not less than the Consolidated Coverage Ratio in effect prior to such transactions (provided that this exception shall not be subject to any cap on the amount of indebtedness that can be incurred by restricted subsidiaries that are not Subsidiary Guarantors or Escrow Subsidiaries (each to be defined in a manner consistent with the standard set forth under the heading “Documentation” above)), (y) Section 409(b) of the Precedent Indenture shall be modified so that restricted payments may be made (i) with Retained Asset Sale Proceeds, (ii) in an unlimited amount of restricted payments subject to pro forma compliance with a maximum Consolidated Total Leverage Ratio of, (x) in the case of restricted payments in respect of equity interests, 5.25:1.00, (y) in the case of investments, either (1) 5.50:1.00 or (2) the Consolidated Total Leverage Ratio in effect prior to such investment and (z) in the case of prepayments of contractually subordinated debt, 5.50:1.00, (iii) following a qualified IPO in an amount in any fiscal year of the sum of (x) 7.0% of the aggregate proceeds received by the Issuer, directly or indirectly, in or from such qualified IPO and (y) 7.0% of the market capitalization, (iv) in respect of Parent Expenses (to be defined in a manner no less favorable to the Sponsor, the Issuer and its subsidiaries than the definition of such term in the Precedent Indenture and in a manner that treats any partnership or other entity through which the Investors, directly or indirectly, hold their equity interests in TopCo as if it were a “Parent Entity”), (v) in connection with the Transactions (including payments in connection with the Acquisition) and (vi) in respect of debt incurred under the Facilities to finance the Transactions and payments relating thereto, as applicable, on or after the Closing Date and (z) Section 409(a)(3)(A) of the Senior Secured Exchange Note Documentation shall include a starter dollar basket equal to the amount as of the Closing Date that would be available to the Issuer to make restricted payments pursuant to Section 409(a)(3) of the Precedent Indenture.

B-II-8

Events of Default:	Consistent with the standard set forth under the heading “Documentation” above, and in no event more restrictive than the corresponding default provisions of the Cash Flow Facilities Documentation or (if applicable) the Bridge Loan Documentation. Notwithstanding the foregoing, (x) Section 601 of the Precedent Indenture shall be modified to provide that a notice of default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of default and (y) Section 602 of the Precedent Indenture shall be modified to provide that any time period in the Senior Secured Exchange Note Documentation to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged default or event of default is the subject of litigation.

Governing Law:	New York. No documentation shall be qualified under the Trust Indenture Act (the “TIA”) and the documentation shall not be subject to the TIA nor will it contain any provision corresponding to or similar to certain provisions of the TIA (including § 316(b) of the TIA) that would otherwise be applicable if the documentation were so qualified.

B-II-9

CONFIDENTIAL	EXHIBIT C

Project Camelot
Incremental ABL Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrowers:	(a) Initially, the Company, as the parent borrower under the Existing ABL Credit Agreement (the “Parent Borrower”), (b) at the Parent Borrower’s option, the Canadian Borrowers under and as defined in the Existing ABL Credit Agreement and (c) at the Parent Borrower’s option, the U.S. Subsidiary Borrowers under and as defined in the Existing ABL Credit Agreement (each, including the Parent Borrower, a “U.S. Borrower” and collectively, the “U.S. Borrowers”; together with the Canadian Borrowers, the “Borrowers”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Lenders:	A syndicate of financial institutions reasonably acceptable to the Parent Borrower (together with the Committed Lenders, the “Lenders”).

Lead Incremental ABL Facility Arrangers:	UBSS, DBSI, Barclays, BNPPSC, RBCCM, SG, GS, Natixis, Jefferies and U.S. Bank will act as joint lead arrangers and joint bookrunners for the Incremental ABL Facility (in such capacity, the “Lead Incremental ABL Facility Arrangers”), and will perform the duties customarily associated with such roles.

Incremental ABL Facility:	An incremental senior secured asset-based revolving credit facility in an aggregate principal amount of $239.0 million (the “Incremental ABL Facility”; the loans thereunder, the “Incremental ABL Loans”; the commitments thereunder, the “Incremental ABL Commitments”), of which up to $20.0 million will be available in the form of Letters of Credit (as defined in the Existing ABL Credit Agreement) pursuant to arrangements described below under the heading “Letters of Credit”, to be documented as Supplemental Commitments under and as defined in the Existing ABL Credit Agreement to be added to the U.S. Facility Commitments (as defined in the Existing ABL Credit Agreement) and the Canadian Facility Commitments (as defined in the Existing ABL Credit Agreement) on a pro rata basis. The obligations of the U.S. Borrowers in respect of the Incremental ABL Facility will be the joint and several obligations of each of the U.S. Borrowers. The obligations of the Canadian Borrowers in respect of the Incremental ABL Facility will be the joint and several obligations of each of the Canadian Borrowers.

The Incremental ABL Facility shall be available to the Borrowers and shall be available to be drawn in U.S. dollars or any Designated Foreign Currency (as defined in the Existing ABL Credit Agreement).

Incremental Facilities:	As per the Existing ABL Credit Agreement, as modified by the ABL Amendments.

Swingline Facility:	As per the Existing ABL Credit Agreement.

Purpose:	The Incremental ABL Loans may be incurred and Letters of Credit may be issued on or after the Closing Date and the proceeds thereof may be used to finance Transaction Costs or for working capital, capital expenditures, general corporate purposes and any other purpose not prohibited by the Existing ABL Credit Agreement.

Availability:	As per the Existing ABL Credit Agreement.

Borrowing Base:	As per the Existing ABL Credit Agreement.

Interest Rates and Fees:	As set forth in Annex I to this Term Sheet.

Default Rate:	As per the Existing ABL Credit Agreement.

Letters of Credit:	As per the Existing ABL Credit Agreement, as modified by the ABL Amendments; subject to an increase in the U.S. Facility L/C Commitments (as defined in the Existing ABL Credit Agreement) and the Canadian Facility L/C Commitments (as defined in the Existing ABL Credit Agreement) on a pro rata basis of UBS AG, DBNY, Barclays, Royal Bank, SG, GS, Natixis, Jefferies and U.S. Bank and any other U.S. Facility Issuing Lenders (as defined in the Existing ABL Credit Agreement) or Canadian Facility Issuing Lenders (as defined in the Existing ABL Credit Agreement), as applicable, who agree to any such increase by up to $20.0 million in the aggregate as contemplated under the heading “Incremental ABL Facility” above (the “Incremental Letters of Credit”); provided that, unless otherwise agreed by the applicable Lender, each Committed Lender’s (or its applicable affiliate’s) Incremental Letter of Credit commitment will not be greater than its proportionate share of the commitments under the Incremental ABL Facility on the Closing Date.

Final Maturity:	The Incremental ABL Facility will mature, and the Incremental ABL Commitments will terminate, on the date that is five years after the Closing Date; provided that individual Lenders shall have the right to agree to extend the maturity of their Incremental ABL Commitments upon the request of the Borrower Representative (as defined in the Existing ABL Credit Agreement) and without the consent of any other Lender (as set forth in the Existing ABL Credit Agreement). The Committed Lenders agree to amend the Existing ABL Credit Agreement to extend the Termination Date (as defined in the Existing ABL Credit Agreement) with respect to their Commitments under and as defined in the Existing ABL Credit Agreement to also be the date that is five years after the Closing Date (the “ABL Maturity Amendment”).

Guarantees:	As per the Existing ABL Credit Agreement and ratably with the existing facilities under the Existing ABL Credit Agreement.

Security:	As per the Existing ABL Credit Agreement and ratably with the existing facilities under the Existing ABL Credit Agreement.

Cash Dominion:	As per the Existing ABL Credit Agreement.

Mandatory Prepayments:	As per the Existing ABL Credit Agreement.

Voluntary Prepayments and Reductions in Commitments:	As per the Existing ABL Credit Agreement.

Documentation:	The definitive documentation for the Incremental ABL Facility (the “Incremental ABL Facility Documentation”) will be negotiated in good faith to reflect the terms set forth in this Commitment Letter, and in any event will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet. Notwithstanding the foregoing, the only conditions to the availability of the Incremental ABL Facility on the Closing Date shall be the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to this Commitment Letter.

The Incremental ABL Facility Documentation will include (x) the ABL Maturity Amendment and (y) the following amendments to the Existing ABL Credit Agreement (collectively, the “ABL Amendments”):

(i) The definition of “Available Incremental Amount” shall be modified to permit the Incremental ABL Facility to (1) delete the proviso thereto and (2) amend clause (b) thereof to be set at the greater of (x) the sum of (i) $850.0 million plus (ii) the greater of (A) $760.0 million and (B) an amount equal to pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Parent Borrower are available and (y) the Borrowing Base (as defined in the Existing ABL Credit Agreement).

(ii) The definition of “Letter of Credit Sublimit” shall be modified to permit the Incremental Letters of Credit.

Representations and Warranties:	As per the Existing ABL Credit Agreement, it being understood that the failure of any representation or warranty (other than the Specified Representations or the Company Representations, subject to the Funding Conditions Provision) to be true and correct on the Closing Date shall not constitute the failure of a condition precedent to funding or a default under the Incremental ABL Facility.

Conditions Precedent to	Any initial extension of credit under the Incremental ABL Facility on the Closing Date will be subject solely

Initial Extensions of Credit:	to (a) the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Funding Conditions Provision, the Company Representations, shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Company Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) in the joinder documentation pursuant to which the Incremental ABL Facility is established are qualified by or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.

Conditions Precedent to All Subsequent Extensions of Credit:	As per the Existing ABL Credit Agreement.

Affirmative Covenants:	As per the Existing ABL Credit Agreement.

Negative Covenants:	As per the Existing ABL Credit Agreement.

Financial Covenant:	As per the Existing ABL Credit Agreement.

Events of Default:	As per the Existing ABL Credit Agreement.

Voting:	As per the Existing ABL Credit Agreement.

Cost and Yield Protection:	As per the Existing ABL Credit Agreement.

Assignments and Participations:	As per the Existing ABL Credit Agreement.

Successor Administrative Agent:	As per the Existing ABL Credit Agreement.

Expenses and Indemnification:	As per the Existing ABL Credit Agreement; provided that, for the avoidance of doubt, the reimbursement of the reasonable fees, disbursements and other charges of counsel in connection with the preparation, execution, delivery and syndication of the Incremental ABL Facility shall be limited to the fees, disbursements and charges of counsel to the Lead Left Incremental ABL Facility Arranger identified herein (and, for the avoidance of doubt, not of counsel to any other Committed Lender or Lead Incremental ABL Facility Arranger individually).

Governing Law and Forum:	As per the Existing ABL Credit Agreement.

Counsel to the Lead Left Incremental ABL Facility Arranger:	Cahill Gordon & Reindel LLP.

CONFIDENTIAL	ANNEX I to EXHIBIT C

Interest Rates:	The per annum interest rates under the Incremental ABL Facility will be as per the Existing ABL Credit Agreement; provided that the Existing ABL Credit Agreement will be amended in accordance with the benchmark replacement provisions set forth therein to replace the LIBOR Rate (as defined in the Existing ABL Credit Agreement) with “Term SOFR”, and with “Term SOFR” to be defined in a manner consistent with “Daily Simple SOFR Rate” and “Term SOFR Rate” in the Term SOFR Precedent (as defined in Exhibit B to the Commitment Letter).

Letter of Credit Fees:	As per the Existing ABL Credit Agreement.

Commitment Fees:	As per the Existing ABL Credit Agreement.

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CONFIDENTIAL	EXHIBIT D

Project Camelot
Summary of Additional Conditions

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Summary of Additional Conditions is attached, including the other Exhibits thereto.

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the satisfaction (or (i) in the case of each of paragraphs (1), (2), (3), (5), (6), (7), (9), (10) and (11), waiver by the Lead Arrangers holding at least a majority of the commitments under the Bridge Facility with respect to the Bridge Facility and/or the Lead Arrangers holding at least a majority of the commitments under the Incremental ABL Facility with respect to the Incremental ABL Facility or (ii) in the case of each of paragraphs (4) and (8), waiver by the Lead Arrangers) of the following additional conditions:

1.             The Company Shares Acquisition shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the terms of the Company Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by Holdings that are materially adverse to the Lenders (in their capacities as such) without the consent of the Lead Arrangers holding at least a majority of the commitments under the Bridge Facility with respect to the Bridge Facility and/or the Lead Arrangers holding at least a majority of the commitments under the Incremental ABL Facility with respect to the Incremental ABL Facility (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, waiver or consent), it being understood and agreed that (i) any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in cash uses shall be allocated (a) first, to a reduction of the Equity Contribution to the level set forth in paragraph (a) in the Transaction Description, and (b) second, (I) 80.0% to a reduction in the Holdco PIK Bridge Facility and/or the Holdco PIK Notes that are issued on or prior to the Closing Date, which reduction in the Holdco PIK Bridge Facility and/or the Holdco PIK Notes shall not result in the Holdco PIK Bridge Facility and the Holdco PIK Notes in the aggregate of less $200.0 million, unless the Holdco PIK Bridge Facility and the Holdco PIK Notes are reduced to $0, then followed by a reduction in the Bridge Facility and/or the Secured Notes that are issued on or prior to the Closing Date, which reduction in the Bridge Facility and/or the Secured Notes shall not result in a Bridge Facility and the Secured Notes in the aggregate of less than $200.0 million, unless the Bridge Facility and the Secured Notes are reduced to $0, and then followed by a reduction of the outstanding Term Loans (as defined in the Existing Cash Flow Credit Agreement) and (II) 20.0% to a reduction in the Equity Contribution and (y) any increase in purchase price (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Company Acquisition Agreement, with respect to which there shall be no limitation on source of funding) shall be funded (at AcquisitionCo’s option) with (1) cash on hand, (2) the proceeds of an equity contribution, (3) the proceeds of borrowings under the Revolving Commitments (as defined in the Existing Cash Flow Credit Agreement) and/or the Commitments (as defined in the Existing ABL Credit Agreement) and/or (4) the proceeds of Incremental ABL Loans and (ii) any modification, amendment, express waiver or express consent to the definition of “Material Adverse Effect” in the Company Acquisition Agreement shall be deemed to be materially adverse to the Lenders (in their capacities as such); provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, express waiver or express consent.

2.             The Equity Contribution shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated.

3.	[Reserved].

4.             All fees related to the Transactions payable to the Lead Arrangers, the Bridge Administrative Agent or the Lenders under the Commitment Letter and the Fee Letter shall have been paid to the extent due.

5.             The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income or operations, stockholders’ equity and cash flows of the Company for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income or operations and cash flows of the Company for any subsequent fiscal quarter and the portion of the fiscal year through the end of such quarter (other than, in each case, the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Closing Date. The Lead Arrangers hereby acknowledge receipt of the financial statements referred to in the foregoing clause (a) for the fiscal years ended December 31, 2020 and December 31, 2021.

6.             The Lead Arrangers shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Company substantially in the form of Exhibit H to the Existing Cash Flow Credit Agreement certifying the solvency, after giving effect to the Transactions on the Closing Date (including, if applicable, the Fund VIII Shares Acquisition), of the Borrower and its subsidiaries on a consolidated basis.

7.             With respect to the Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Banks”) shall have been engaged to privately place the Secured Notes (it being understood and agreed that the investment banks engaged on the date hereof are satisfactory to the Lead Arrangers) and (b) the Lead Arrangers and the Investment Banks each shall have received as promptly as practicable but, in any event, no later than 15 consecutive business days prior to the Closing Date (or such shorter period ending upon the issuance of the Secured Notes or otherwise reasonably acceptable to the Lead Arrangers) (provided that (i) if such 15 consecutive business day period shall not have ended on or prior to August 19, 2022, then such 15 consecutive business day period shall not commence prior to September 6, 2022 and (ii) November 25, 2022 shall not constitute a business day for purposes of calculating such 15 consecutive business day period) (such period, the “Marketing Period”), a preliminary offering memorandum which shall be in customary complete form suitable for use in a customary “high yield road show” relating to the offering of the Secured Notes (except for portions thereof and information that would customarily be provided by the Investment Banks, and parts for which (including the description of notes) the Investment Bank’s or its advisors’ cooperation or approval is required for them to be complete), which preliminary offering memorandum shall contain information regarding the Company and its subsidiaries of the type and form customarily included in private placements by affiliates of the Sponsor under Rule 144A under the Securities Act for non-convertible debt securities, and financial statements, pro forma financial statements, business and other financial data of the Company and its subsidiaries of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rules 3-05, 3-09, 3-10 and 3-16 of Regulation S-X, Compensation Discussion and Analysis or other information required by Regulation S-K Items 402 and 601, segment reporting and disclosure, including, without limitation, any required by Regulation S-K Item 101(b) and FASB Accounting Standards Codification Topic 280, any financial information with respect to the Company and its subsidiaries on a non-consolidated basis and subject to other exceptions that are customary for private placements pursuant to Rule 144A promulgated under the Securities Act by affiliates of the Sponsor) or that would be necessary for the Investment Banks to receive customary (for offerings of high yield debt securities by affiliates of the Sponsor) “comfort” (including “negative assurance” comfort) from independent accountants of the Company in connection with the offering of the Secured Notes and, in the case of the annual financial statements, the auditors’ reports thereon (it being understood that such “comfort” letters may contain disclosures as to the omission of the items specified above and other customary items). Notwithstanding anything in this paragraph 7 to the contrary, the only financial statements that shall be required to be included in the preliminary offering memorandum shall be (I) those required to be delivered pursuant to paragraph 5 of this Summary of Additional Conditions and (II) to the extent customary for transactions of this type, pro forma financial statements (which need not be prepared in compliance with Regulation S-X of the Securities Act or include adjustments for purchase accounting to the extent not customary in private placements pursuant to Rule 144A promulgated under the Securities Act) relating to (i) the most recently completed fiscal year of the Company ended at least 90 days before the Closing Date and (ii) any subsequent interim period of the Company ended at least 45 days before the Closing Date, in each case, for which accompanying financial statements are required to be delivered pursuant to paragraph 5 of this Summary of Additional Conditions.

8.             The Lead Arrangers shall have received, at least three Business Days (as defined in the Company Acquisition Agreement) prior to the Closing Date, all documentation and other information as is reasonably requested in writing by the Bridge Administrative Agent or the Lead Left Incremental ABL Facility Arranger, at least ten Business Days (as defined in the Company Acquisition Agreement) prior to the Closing Date, about the Borrower and the Guarantors mutually agreed to be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the CDD Rule.

9.             Solely with respect to the Bridge Facility, subject in all respects to the Funding Conditions Provision, (a) the Guarantees with respect to the Bridge Facility shall have been executed by the Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Bridge Facility, shall be executed and become in full force and effect and (b) all documents and instruments required to perfect the Bridge Administrative Agent’s security interest in the Collateral with respect to the Bridge Facility shall have been executed and delivered by the Borrower and the Guarantors or substantially simultaneously with the initial borrowings under the Bridge Facility shall be executed and delivered by the Borrower and the Guarantors and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Facilities Documentation or to be released on or prior to the Closing Date.

10.           The Borrower shall have delivered an Additional Indebtedness Designation and an Additional Indebtedness Joinder (each as defined in the Intercreditor Agreement) with respect to the Bridge Facility, pursuant to which the Bridge Facility shall constitute Additional Indebtedness and Additional Cash Flow Indebtedness under and as defined in the Intercreditor Agreement and the Bridge Administrative Agent shall become party to the Intercreditor Agreement.

11.           Substantially concurrently with the initial borrowing under the Bridge Facility, the net cash proceeds of the Holdco PIK Notes and/or the Holdco PIK Bridge Facility shall have been received by TopCo.

The information required by condition 7 of this Summary of Additional Conditions above shall be referred to as the “Bridge Facility Required Information”. If at any time you shall in good faith believe that you have provided the Bridge Facility Required Information, you may deliver to the Lead Arrangers and their counsel a written notice (which may be delivered by email) to that effect (stating when you believe you completed such delivery), in which case the requirements in the foregoing condition 7 of this Summary of Additional Conditions will be deemed to have been satisfied as of the date of the applicable notice, unless the Lead Arrangers in good faith reasonably believe that you have not completed the delivery of the Bridge Facility Required Information and, within two business days after the delivery of such notice by you, deliver a written notice to you to that effect (stating with specificity which Bridge Facility Required Information you have not delivered).

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